SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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Brooks Automation, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

BROOKS AUTOMATION, INC.

TO BE HELD ON JANUARY 30, 2013

The 2013 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on January 30, 2013 at 10:00 a.m., local time, at the Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts 02116 for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected;

2.	To approve the material terms of our Amended and Restated 2000 Equity Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended;

3.	To approve a non-binding advisory vote on executive compensation; and

4.	To ratify the selection of BDO USA, LLP as our independent registered accounting firm for the 2013 fiscal year.

The stockholders will also act on any other business as may properly come before the meeting.

The Board of Directors has fixed December 7, 2012 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting we urge you to complete a proxy telephonically, electronically or by mail, if you requested a proxy statement be mailed to you as described in the proxy statement.

This year we will again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. This so-called e-proxy process is becoming familiar to many investors and it can serve to expedite stockholders’ receipt of proxy materials, lower costs and diminish the environmental impact of our Annual Meeting. All stockholders have been sent a notice with instructions as to how to access our proxy statement and annual report, as well as how to vote.

Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on January 30, 2013: This notice, the attached proxy statement and our Annual Report on form 10-K for the fiscal year ended September 30, 2012, are available at our website at www.brooks.com. In addition, you may access these materials at http://materials.proxyvote.com/114340, which does not have “cookies” that identify visitors to the site.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors

JASON W. JOSEPH,

Vice President, General

Counsel and Secretary

Chelmsford, Massachusetts

December 19, 2012

YOUR VOTE IS IMPORTANT

    WE URGE YOU TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 30, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Brooks Automation, Inc., a Delaware corporation (“we”, “us”, “Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at the Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts 02116 on January 30, 2013, at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

We expect that this proxy statement and the accompanying proxy materials will first be made available to stockholders on or about December 19, 2012. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 as filed with the Securities and Exchange Commission (“SEC”) is included as the Annual Report to Stockholders being made available to our stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, which is the mailing address of the Company’s principal executive offices, and, as noted below, it can also be obtained via the Internet.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on December 7, 2012 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 66,362,937 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Electronic Distribution

This proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and the proxy card are available at: http://materials.proxyvote.com/114340.

Solicitation

The proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.

The affirmative vote of the holders of a plurality of the votes cast on the matter is required for the election of directors (Proposal One). The approval of the material terms of the Company’s Amended and Restated 2000 Equity and Incentive Plan, which we refer to as the Equity Incentive Plan (Proposal Two), the advisory vote on executive compensation (Proposal Three), and the ratification of BDO USA, LLP (BDO) (Proposal Four), require the affirmative vote of the holders of a majority of the votes cast on the matter.

Shares held by stockholders who abstain from voting as to a particular matter, and “broker non-votes,” which are shares held in “street name” by banks, brokers or nominees, who do not have discretionary authority to vote such shares as to a particular non-routine matter, including the election of directors, the approval of the material terms of the Equity Incentive Plan and the advisory vote on executive compensation, will not be counted as votes in favor of, or as votes cast for, a matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter. Proposal Three (the advisory vote on executive compensation) is a non-binding proposal. If the shares you own are held in street name by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.

Voting of Proxies

General.  If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, Inc., you are considered the stockholder of record, or record holder, of those shares. In that case these proxy materials have been sent directly to you and you have the right with these proxy materials to grant your proxy directly to Brooks or to vote in person or by telephone or via the Internet as described below.

If your shares of Common Stock are held in a brokerage account (street name) or by another person on your behalf, you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card, and you are also invited to attend the Annual Meeting.

Proxies Without Voting Instructions.  Proxies that are properly submitted and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement, for the approval of the material terms of the Equity Incentive Plan, for the approval of the non-binding vote on executive compensation, and for the ratification of the selection of BDO. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.

Voting Shares Held Through Broker By Proxy.  If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker on a voting instruction card regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, in this case only the ratification of the selection of BDO, but not with respect to the election of the nine nominees for director, the approval of the material terms of the Company’s Equity Incentive Plan or the advisory vote on executive compensation.

Voting Of Shares Held Through Broker In Person.  If your shares of Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Other Matters.  If you sign and return the enclosed proxy card or vote your shares over the telephone or via the Internet, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.

Voting Procedures.  There are several ways in which you or your representative can vote your shares, as follows:

By mail—Stockholders of record of Brooks stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Brooks stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

By telephone—Stockholders of record may submit proxies by telephone until 11:59 p.m. (Eastern Time) on January 29, 2013 by calling 1-800-690-6903. The proxy card includes instructions on submitting proxies by telephone. Most Brooks stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for telephone voting availability.

By Internet—Stockholders of record may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on January 29, 2013 by visiting www.proxyvote.com. The proxy card includes instructions on submitting proxies using the Internet. Most Brooks stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote using the Internet by following the instructions on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for Internet voting availability.

Revocation of Proxies

Signing the enclosed proxy card or otherwise submitting one’s proxy will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

—	filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

—	authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or

—	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to our corporate secretary before the vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 30, 2013.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners, which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of November 20, 2012 with respect to the beneficial ownership of Common Stock by each current director and each executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers—Summary Compensation Table”, which we refer to as the “Named Executive Officers”, all executive officers and directors as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

Name	Shares of Common Stock Beneficially Owned(1)(2)	Percentage of Class
Named Executive Officers and Current Directors:
Stephen S. Schwartz	422,497	*
Martin S. Headley	292,531	*
Mark D. Morelli	-	*
Steven A. Michaud (3)	152,081	*
Thomas R. Leitzke	39,317	*
A. Clinton Allen (4)	61,145	*
Joseph R. Martin (5)	48,784	*
John K. McGillicuddy (6)	49,145	*
Krishna G. Palepu (7)	76,430	*
C.S. Park (8)	36,645	*
Kirk P. Pond	49,145	*
Alfred Woollacott, III	55,245	*
Mark S. Wrighton (9)	65,129	*
Ellen M. Zane	5,937	*

All directors and executive officers as a group (20 persons) (16)	1,656,530	2.49%

Five Percent Owners:
Barrow, Hanley Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761 (10)	5,336,757	8.04%

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022 (11)	4,906,173	7.39%

Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151 (12)	4,410,382	6.64%

Dimensional Fund Advisors LP, Palisades West, Building One 6300 Bee Cave Road, Austin, Texas 78746 (13)	4,379,583	6.59%

Polaris Capital Management, LLC, 125 Summer Street, Suite 1470, Boston, MA 02110 (14)	4,119,214	6.20%

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355 (15)	3,459,661	5.21%

*	Less than one percent.

(1)

To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 20, 2012 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 2,042 shares held in our 401(k) retirement savings plan and 9,990 shares issuable pursuant to stock options exercisable within 60 days of November 20, 2012. Mr. Michaud’s employment with the Company terminated on November 9, 2012.

(4)	Includes 10,000 shares held by a relative of Mr. Allen, over which he has no voting rights, as well as 6,645 shares issued in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(5)	Includes 10,000 shares issuable to Mr. Martin pursuant to stock options exercisable within 60 days of November 20, 2012.

(6)	Includes 29,145 shares issued to Mr. McGillicuddy in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(7)	Includes 25,000 shares issuable to Professor Palepu pursuant to stock options exercisable within 60 days of November 20, 2012.

(8)	Includes 7,500 shares issued to Dr. Park in the form of restricted stock units that do not vest until the earlier of the attainment of age 65 or separation from service as a Brooks director.

(9)	Includes 2,220 shares issuable to Dr. Wrighton pursuant to stock options exercisable within 60 days of November 20, 2012.

(10)	Based upon the most recent Schedule 13G filed by Barrow, Hanley Mewhinney & Strauss, LLC with the SEC on February 9, 2012, as of December 31, 2011 Barrow, Hanley Mewhinney & Strauss, LLC had sole voting power over 2,583,857 shares, shared voting power over 2,752,900 shares and sole dispositive power over 5,336,757 shares.

(11)	Based upon the most recent Schedule 13G filed by BlackRock, Inc. with the SEC on January 20, 2012, as of December 31, 2011, BlackRock, Inc. had sole voting power over 4,906,173 shares and sole dispositive power over 4,906,173 shares.

(12)	Based upon the most recent Schedule 13G filed by Royce & Associates, LLC with the SEC on January 9, 2012, as of December 31, 2011 Royce & Associates, LLC had sole voting power over 4,410,382 shares and sole dispositive power over 4,410,382 shares.

(13)	Based upon the most recent Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 10, 2012, as of December 31, 2011, Dimensional Fund Advisors LP had sole voting power over 4,309,987 shares and sole dispositive power over 4,379,583 shares.

(14)	Based upon the most recent Schedule 13G filed by Polaris Capital Management, LLC with the SEC on February 13, 2012, as of December 31, 2011 Polaris Capital Management, LLC had sole voting power over 4,095,114 shares and sole dispositive power over 4,119,214 shares.

(15)	Based upon the most recent Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 16, 2012, as of December 31, 2011 The Vanguard Group, Inc. had sole voting power over 105,013 shares, sole dispositive power over 3,354,648 shares and shared dispositive power over 105,013 shares.

(16)	Includes 65,800 shares issuable pursuant to stock options exercisable within 60 days of November 20, 2012 and 2,042 shares held in our 401(k) retirement savings plan.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the 2013 Annual Meeting, nine directors are to be elected to serve until the 2014 annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election at the 2013 Annual Meeting are listed on pages 9 to 12 with brief biographies. They are all currently Brooks directors. Dr. C. S. Park, a current director, informed the Company that he did not wish to stand for re-election and therefore is not a nominee for election at the Annual Meeting. At the time Dr. Park ceases to be a director, the Board intends to reduce the size of the Board to nine members.

Director Qualifications

In its Governance Policy and in the charter of the Nominating and Governance Committee, the Board has set out both broadly and in specific terms the qualifications sought when considering non-employee director candidates. At the highest level, as set out in the Board’s Governance Policy, these include a high degree of business experience, the consistent exercise of the highest ethical standards, and a continuing commitment to the best practices of corporate governance. The Board and the Nominating and Governance Committee also assess a candidate’s independence as defined under SEC and Nasdaq rules. The emphasis throughout the process of identifying, nominating and evaluating candidates for the Board and members of the Board following their election is to produce a group of directors that function effectively as a leadership team. It is considered important not only to bring together directors with a variety of skills in diverse areas, but also to ensure that those directors function well together. Within this framework, the charter of the Nominating and Governance Committee includes specific criteria as essential in helping to ensure that the Board possesses the strength that is derived from having a variety of appropriate skills and experience. Those criteria are proven leadership and management experience as chief executive officer or chairman of a public company or other large, complex organization; financial expertise; experience in technology, manufacturing or marketing; international background; diversity; expertise resulting from significant academic or research activities; and experience on one or more boards of significant public or non-profit organizations. It is the practice of the Nominating and Governance Committee and the Board in nominating and evaluating candidates for the Board to take into account the overall experience represented on the Board, all as part of the process of endeavoring to ensure that the Board functions at all times as an effective team. The Committee and the full Board review their effectiveness in balancing these considerations when assessing the composition of the Board.

While the Board has not adopted a formal policy concerning diversity, it does believe, as noted above, that it must take advantage of the strength derived from having a variety of skills, experience and unique individual backgrounds represented among its members. The Brooks Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. In some cases they have occupied chief executive officer and other leadership roles in internationally focused companies or institutions in the markets that Brooks serves or related markets. Other directors have experience as professors and leaders at internationally recognized academic institutions or as accounting professionals operating at the highest level of the independent accounting profession, each of which brings unique perspectives to the Board. Certain of those directors also come to the Brooks Board with the diverse perspective of people born and raised in nations and cultures outside the United States.

Information on Nominees

The following table sets forth certain information as of December 15, 2012 with respect to the nine nominees, in each case setting forth the particular experience, qualifications, attributes and skills of each director nominee that led the Board to conclude that such person should serve as a director of Brooks.

Name	Age	Position	Director Since
A. Clinton Allen	68	Director	2003
Joseph R. Martin	65	Chairman of the Board of Directors	2001
John K. McGillicuddy	69	Director	2003
Krishna G. Palepu	58	Director	2005
Kirk P. Pond	68	Director	2007
Stephen S. Schwartz	53	Director, President and Chief Executive Officer	2010
Alfred Woollacott, III	66	Director	2005
Mark S. Wrighton	63	Director	2005
Ellen M. Zane	61	Director	2012

Mr. A. Clinton Allen has been a director since October 2003. In addition to serving as a director, Mr. Allen is chairman and chief executive officer of A.C. Allen & Company, an investment banking consulting firm, and principal of the American College of Corporate Directors, an organization that provides educational and other services to public company directors, chief executive officers and corporate counsel. From 1989 to 2002, Mr. Allen served as vice chairman of the board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as chairman of the board of Psychemedics from 2002 to 2003. Mr. Allen is currently the non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a director of LKQ Corporation, a supplier of recycled OEM automotive parts, and Avantair, Inc., a provider of fractional aircraft shares for business and personal use. Mr. Allen holds an Executive Master Professional Director Certification from the American College of Corporate Directors.

The Board of Directors has concluded that Mr. Allen should continue to serve as a director of the Company because of his broad-based investment banking and financial market expertise, providing the Company and the Board with valuable insights in both merger and acquisition analysis and in the approach to capital markets generally, as well as his leadership experience serving as chairman and director for diverse publicly traded companies.

Mr. Joseph R. Martin has been a director since June 2001 and chairman of the Board since May 2006. Mr. Martin served as executive vice president and chief financial officer, and later senior executive vice president, and then as member of Office of the Chairman of Fairchild Semiconductor International, Inc., a supplier of power semiconductors, from June 1996 to May of 2004. He served as the vice chairman of Fairchild’s board of directors from 2003 until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power converters. Mr. Martin also serves as trustee of Embry-Riddle Aeronautical University. Mr. Martin holds an Executive Master Professional Director Certification from the American College of Corporate Directors.

The Board of Directors has concluded that Mr. Martin should continue to serve as a director of the Company because of his extensive industry and finance experience over more than 30 years in the semiconductor industry as chief financial officer and vice chairman of the board of directors of a multinational public semiconductor company, combined with the leadership that he has provided as Brooks’ chairman since 2006. The Board of Directors regards Mr. Martin’s experience as invaluable contributions to the operation of the Board and the financial success of the company.

Mr. John K. McGillicuddy has been a director since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member and chairman of the board of directors of Watts Water Technologies,

Inc., a manufacturer of water safety and flow control products, as well as member of the board of directors of Cabot Corporation, a chemical manufacturer.

The Board of Directors has concluded that Mr. McGillicuddy should continue to serve as a director of the Company because of the depth of his financial background, including his previous experience as partner of a large, international public accounting firm, as well as his leadership and international experience as chairman of a public company with international operations.

Dr. Krishna G. Palepu has been a director since November 2005. Dr. Palepu is the Ross Graham Walker Professor of Business Administration and senior advisor to the president of Harvard University on global strategy. Among his other responsibilities at Harvard, Dr. Palepu teaches in several different corporate governance educational programs. Prior to assuming his current administrative position, Dr. Palepu held other positions at Harvard Business School, including Senior Associate Dean for International Development and Senior Associate Dean for Research. Dr. Palepu was formerly a member of the board of directors of Dr. Reddy’s Laboratories Ltd., an Indian global pharmaceuticals company, from 2002 until 2009, PolyMedica Corp, a Massachusetts provider of diabetes testing supplies and products, from June 2006 until it was sold in August 2007, and Partners Harvard Medical International, a non-profit subsidiary of Partners HealthCare System, Inc. devoted to promoting collaboration among international health care leaders, from 2008 to 2012. Dr. Palepu has also been a director of the Exeter Group, a privately owned software services company located in Cambridge, Massachusetts, and BTM Corporation, a privately owned management solutions provider focused on converging business with technology. Dr. Palepu was also formerly a member of the board of directors of Satyam Computer Services Limited (“Satyam”), an Indian company whose shares are publicly traded in India and on the New York Stock Exchange. In December 2008, Dr. Palepu resigned from the board of Satyam. Dr. Palepu holds a Master Professional Director Certification from the American College of Corporate Directors.

In January 2009, the chairman of Satyam disclosed a series of fraudulent transactions that resulted in an overstatement of Satyam’s assets and revenue. As a result of subsequent investigations by agencies of the Indian government, various proceedings are now pending in India involving allegations of fraud, substantial overstatements of revenues, profits and assets, as well as violations of sections of India’s criminal and corporate statutes. An investigative agency of the Indian government has produced a report relating to these matters alleging a series of violations of the Companies Act, 1956, of India (the “Companies Act”) by the former directors of Satyam. This agency has filed complaints with respect to two of these allegations naming Dr. Palepu and other Satyam directors. These complaints relate to Satyam’s alleged failure to properly identify highly paid employees in reports required by the Companies Act and failure to obtain prior approval from the government of India for consulting fees paid to Dr. Palepu. Dr. Palepu has also been named as a respondent to a petition brought in January 2009 before the Company Law Board of the Indian government and another petition filed in a civil court in India by Mahindra Satyam, both arising out of these same facts. Dr. Palepu, along with the other former directors of Satyam and other parties, is also a named defendant in a putative class action lawsuit pending in the United States District Court for the Southern District of New York in which the plaintiffs allege violations of United States securities laws, including Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

Dr. Palepu has informed our Board of Directors that he believes these allegations lack merit and that he intends to assert his defenses vigorously. Dr. Palepu has moved to dismiss the putative class action lawsuit pending in the United States District Court for the Southern District of New York. After reviewing the matter itself and discussing these claims and the surrounding facts with Dr. Palepu, our Board of Directors (Dr. Palepu recusing himself) voted to nominate Dr. Palepu to serve on our Board of Directors.

The Board of Directors has concluded that Dr. Palepu should continue to serve as a director of the Company because of the depth of the strategic, marketing, financial and technology insights that he provides arising out of his service as a professor at an internationally esteemed business school, his expertise in corporate governance, as well as the global and culturally diverse perspective afforded by his international background.

Mr. Kirk P. Pond became a director in November 2007. Mr. Pond was the president and chief executive officer of Fairchild Semiconductor International, Inc., from June 1996 until May 2005. He served as the chairman of Fairchild’s board of directors from 1997 until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond held several executive positions with National Semiconductor, including executive vice president and chief operating officer. Mr. Pond served as a member of the board of directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of Wright Express Corporation. Mr. Pond also has been a director of Sensata Technologies Holding (NV) since March 2011 and has served on the advisory board of the University of Arkansas Engineering School since 1987.

The Board of Directors has concluded that Mr. Pond should continue to serve as a director of the Company in order to receive the continuing advantage both of his leadership experience as chief executive officer of a successful public company in the semiconductor industry and his generally broad background in technology, semiconductor manufacturing, global marketing and finance in both the public and private sectors.

Dr. Stephen S. Schwartz joined Brooks in April 2010 as president and became chief executive officer of Brooks on October 1, 2010. Dr. Schwartz was elected to the Brooks Board of Directors in August 2010. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as chief executive officer and a director of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as senior vice president, Product Groups and Operations and was elected chairman of Asyst in January 2003. Asyst filed for bankruptcy protection under Chapter 11 of the United States bankruptcy act on April 24, 2009, and Asyst’s assets have since been liquidated. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as general manager for Applied Material’s service business and president of Consilium, Inc., an Applied Materials software subsidiary.

The Board of Directors has concluded that Dr. Schwartz should continue to serve as a director of the Company due to the depth of industry, marketing and management experience that he brings as former chief executive officer of a company in the automation manufacturing space, as well as the fact that he is the Company’s chief executive officer, thereby bringing to the Board his insight and experience with the daily business of the Company and its customers, employees and other stakeholders.

Mr. Alfred Woollacott, III has been a director since October 2005 following the Company’s acquisition of Helix. Mr. Woollacott is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He is currently a board member of William Hart Realty Trust and the Hart Haven Community Association. Mr. Woollacott also served as a director of Greencore U.S. Holdings, a wholly owned subsidiary of Greencore Group PLC, an Irish corporation listed on the Irish Stock Exchange, which is an international manufacturer of convenience foods and ingredients until 2010. Mr. Woollacott holds a Master Professional Director Certification from the American College of Corporate Directors.

The Board of Directors has concluded that Mr. Woollacott should continue to serve as a director of the Company because of his financial background and expertise gained through his career as partner of a large, international public accounting firm, as well his experience on the board of an international company.

Dr. Mark S. Wrighton has been a director since October 2005 following the Company’s acquisition of Helix. Dr. Wrighton has been chancellor of Washington University in St. Louis since July 1995. Dr. Wrighton also serves as director of Cabot Corporation, a chemical manufacturer, and of Corning Incorporated, a manufacturer of specialty glass and ceramics. He previously served as a director of A.G. Edwards, Inc., a financial services company, until 2007.

The Board of Directors has concluded that Dr. Wrighton should continue to serve as a director of the Company because of his leadership and financial experience gained as the lead executive of an esteemed, large university, as well as his extensive experience as a member of the board for large, technically focused public companies in the manufacturing and financial sectors and his technology experience as a scientist.

Ms. Ellen M. Zane was elected as director of the Company in May 2012. Since 2011, Ms. Zane has served as CEO Emeritus and vice chair of the board of trustees at Tufts Medical Center & Floating Hospital for Children, and from 2004 to 2011, she served as its president and chief executive officer. From May 1994 to

January 2004, Ms. Zane served as Network President for Partners Healthcare System, a physician network sponsored by the Massachusetts General Hospital and Brigham and Women’s Hospital. Prior to 2004, Ms. Zane served as chief executive officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane is also currently a member of the board of directors at Parexel International Corporation, a publicly traded global bio-pharmaceutical services company, Haemonetics Corp, a publicly traded global blood management solutions company, Press Ganey, a private company nationally known as the preeminent provider of patient satisfaction measurement and data in acute hospital settings, and Century Capital Management, LLC, a private mutual fund company. Ms. Zane previously served as a director of Lincare Holdings Inc. until it was acquired in August 2012.

The Board of Directors has concluded that Ms. Zane should continue to serve as a director of the Company because of her executive experience in the health care industry, including as the chief executive officer of a large medical center, in addition to her substantial experience as a director at other public companies.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE

STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NINE NAMED NOMINEES

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Board of Directors

The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management and, in so doing, to serve the Company’s and its stockholders’ best interests. Management keeps the directors informed of our activities through regular written reports and presentations at Board and Committee meetings. The Board has adopted the Governance Policy that is publicly available on our website at www.brooks.com. That policy calls for, among other things, the maintenance of Board leadership that is separate from the Company’s executive leadership, whether that comes in the form of an independent chairman or an independent lead director. The independent chairman presides over the regularly held executive sessions of the Board, noted below, at which the chief executive officer is not present. Each director is required to stand for election annually.

The Board has assessed each of the nine nominees for director and Dr. Park against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin, McGillicuddy, Palepu, Park, Pond, Woollacott and Wrighton, and Ms. Zane, being nine of the ten current directors, meet the general definition of an independent director. The Board has further determined that all members of the Audit Committee (among others) meet the stricter definition required for members of an Audit Committee, and determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert.

The Board of Directors held 10 meetings during the fiscal year ended September 30, 2012. The Board of Directors took action on one occasion by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2012. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he or she was a member held while he or she was a director during the last fiscal year. In connection with each of the Board’s four regularly scheduled meetings, all non-employee members of the Board met in executive session without the chief executive officer being present.

The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related to our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

—	By telephone: (978) 262-4400

—	By electronic mail: Directors@Brooks.com

—	By first class mail, overnight mail or courier:

Brooks Board of Directors

15 Elizabeth Drive

Chelmsford, MA 01824

As a matter of policy we encourage the directors to attend meetings of stockholders, in person or by telephone. All of the nominees for election as director were directors at the time of, and attended, the last stockholder meeting in January 2012, except for Ellen M. Zane who was appointed as a director in May 2012.

In accordance with our Governance Policy, members of the Board are required to attend formal continuing education programs for directors periodically, with a recommended frequency of at least once every three years. The Company supports and encourages Board members to take advantage of director education opportunities. There are many public company director educational venues available, and the Company believes that its Board members should keep current on the fast changing areas of corporate governance and related regulations. The Brooks Board members have participated in, and continue to attend, public company director education venues and many of our Board members hold professional director certifications earned by accumulating from 30 to 150 director education credit hours.

Chairman of the Board

The Board of Directors has elected Joseph R. Martin to serve as chairman of the board. Under our By-Laws and Governance Policy, the chairman assists the chief executive officer in setting the agenda for meetings of the Board of Directors, presides over executive sessions of the Board and performs such other duties as the Board may assign.

Committees of the Board

The Board currently has the following standing committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee. The following table sets out the Board Committees on which each member of the Board now serves, identifying as well the chair of each committee.

Name of Director	Audit	Executive	Finance	HR & Compensation	Nominating & Governance
Non-Employee Directors:
A. Clinton Allen			Chair
Joseph R. Martin (1)		Chair		Member	Member
John K. McGillicuddy	Chair	Member			Member
Professor Krishna G. Palepu		Member	Member		Chair
Dr. C.S. Park				Member	Member
Kirk P. Pond				Chair	Member
Alfred Woollacott, III	Member		Member
Dr. Mark S. Wrighton	Member		Member
Ms. Ellen Zane	Member
Employee Director:
Stephen S. Schwartz
Number of Meetings in Fiscal 2012	5	3	4	5	5

(1)  Chairman of the Board

Audit Committee.  Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions, business risk assessment and internal control over financial reporting. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under rules of the Nasdaq Stock Market.

The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Woollacott and Wrighton and Ms. Zane, each of whom will remain on the Committee during fiscal 2013, if reelected by the stockholders. The Board of Directors has reviewed the qualifications of each member of the Committee and has determined that each of them meets that stricter definition of independence and that each qualifies as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee met on five occasions during the fiscal year ended September 30, 2012 and took no action by written consent.

Executive Committee.  The purposes of the Executive Committee are: (1) to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances for which a timely response is required and full Board participation is not reasonably feasible; (2) to assess, review with management, and provide recommendations to the Board of Directors concerning our strategic planning process and the implementation of our strategic plans; and (3) to lead the process by which we and the Board of Directors conduct the ongoing assessment and management of the business risks we face. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. When possible, and usually, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee has also been given the responsibility to act for the Board in providing guidance to management concerning the Company’s strategic planning and implementation, as well as taking the lead for the Board in ensuring that the Company implements and employs the processes necessary to understand, address and manage the Company’s business and enterprise risks. The Executive Committee is currently comprised of Messrs. Martin (Chair), McGillicuddy, and Palepu, each of whom will remain on the Committee during fiscal 2013, if reelected by the stockholders. The Executive Committee met on three occasions during the fiscal year 2012 and took no action by written consent.

Finance Committee.  The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company’s capital structure, including financial strategies, policies, practices and transactions. Among other things, the Finance Committee recommends how to employ the Company’s cash resources in the best interests of stockholders and assist the management and the Board in the consideration and review of possible strategic transactions. Its purposes do not include the evaluation of financial performance and controls delegated under the charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if it so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. The Committee is comprised of Messrs. Allen (Chair), Wrighton, Woollacott and Palepu, each of whom, other than Mr. Woollacott, will remain on the Committee during fiscal 2013, if reelected by the stockholders, and each of whom meets the definition of independent director. The Finance Committee met four times during the fiscal year 2012 and took no action by written consent.

Human Resources and Compensation Committee.  The Human Resources and Compensation Committee has overall responsibility for our executive compensation philosophy, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also approves all grants to employees under our stock plans and recommends the ratification of those grants by the full Board of Directors. Actual grants under those plans must be approved by the full Board as well as the Committee as set forth in the Governance Policy. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities.

Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The charter of the Committee is publicly available on our website at www.brooks.com. The Human Resources and

Compensation Committee is currently comprised of Messrs. Pond (Chair), Martin and Park. The Board of Directors has appointed Ms. Zane and Mr. Woollacott to the Committee, effective January 29, 2013 to replace Mr. Martin and Dr. Park. Messrs. Pond and Woollacott and Ms. Zane will remain on the Committee during fiscal 2013, if reelected by the stockholders, and each of whom meet the definition of an independent director and the other requirements for membership.

Mr. Allen served on the Human Resources and Compensation Committee during fiscal 2012 until he resigned from the Committee on July 11, 2012 and was replaced by Mr. Martin. Mr. Allen resigned from the Committee in view of the proposed SEC guidelines for compensation committee member independence and the subsequent proposal to amend the listing standards of the Nasdaq Stock Market. These proposals, which are not yet effective, would enhance the independence eligibility requirements for members of compensation committees to prohibit any member from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, irrespective of amount. Mr. Allen is a principal of the American College of Corporate Directors, or ACCD, an organization that provides educational and other services to public company directors. Certain Board members are members of ACCD and attend paid ACCD conferences, the fees for which are either paid directly by the Company on behalf of its directors or by the directors who are then reimbursed by the Company. The aggregate amount of fees received by ACCD from the Company (and any Company directors) has not exceeded $25,000 in any one year. The Board has determined that Mr. Allen’s relationship with ACCD does not impact his board independence under the current listing standards of the Nasdaq Stock Market, but honored Mr. Allen’s request to resign from the Committee in light of the proposed rules.

The Human Resources and Compensation Committee met on five occasions during the fiscal year ended September 30, 2012 and took no action by written consent.

Human Resources and Compensation Committee Interlocks and Insider Participation.  None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.

Nominating and Governance Committee.  The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the Committees of the Board; (vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any Committees of the Board.

Under its charter, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The members of the Committee are Messrs. Palepu (Chair), Martin, Park, McGillicuddy and Pond, and other than Dr. Park, each of them will remain on the Committee during fiscal 2013, if reelected by the stockholders, and each of whom meets the definition of an independent director.

The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, third party search firms or other appropriate sources. In evaluating candidates the Committee seeks the strength that is derived from a variety of experiences among board members, embracing the criteria and qualifications set forth in the Committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), potential conflicts of interest, proven leadership and management experience as chief executive officer or chairman of a public company or other large, complex organization, diversity, expertise resulting from significant academic or research activities, and experience on one or more boards of significant public or non-profit organizations, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Committee may focus on persons possessing a particular background, experience or qualifications, which the Committee believes would be important to enhance the effectiveness of the Board. It is the practice of the Nominating and Governance Committee in nominating and evaluating candidates for the Board to take into account their ability to contribute to the experience represented on the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2014 annual meeting of stockholders, they must follow the procedures described in “Other Matters—Stockholder Proposals and Recommendations For Director.”

The Committee also initiates and administers the Board’s annual self-evaluation and performance review process. This annual process is initiated by the chairman of the Committee sending to each Board member a written questionnaire dealing with a variety of elements of the governance process, including the Board’s structure, its effectiveness in carrying out key responsibilities, the quality and efficiency of the meeting processes of the Board and its Committees, the responsibilities and effectiveness of the Board’s Committees, and, more generally, Board members’ overall analysis and comments concerning the effectiveness of the Board, its processes and the quality of its deliberations. After these questionnaires are completed and returned, the chairman of the Nominating and Governance Committee conducts individual discussions with each Board member in order to understand fully the perceptions and analysis of each director. The chairman then presents the information that has been collected through these processes both to the Nominating and Governance Committee and then, following that discussion, presents observations and recommendations to the full Board for discussion and such action as the Board determines to be appropriate. The Board views these activities as part of its overall process of on-going self-evaluation and continuous improvement.

The Nominating and Governance Committee met five times during the fiscal year ended September 30, 2012 and took no action by written consent.

Board Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The Board has delegated to the Executive Committee responsibility to ensure that the Board and management implement and regularly employ the processes necessary to understand, address and manage the Company’s business risks. The Executive Committee is authorized to delegate this responsibility to other Committees of the Board with respect to specific areas of business risk where the Executive Committee deems this to be appropriate. Each year, working initially through the Audit Committee, management and the Board jointly develop a list of important risks that the Company prioritizes. These are reviewed during the year by management and by the Board and the committees to which the Executive Committee has delegated specific areas of responsibility.

The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, environmental compliance and health and safety processes. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Following this senior management level assessment, the Executive Committee is then tasked to drive the risk assessment process at the Board level and to ensure that mitigation and corrective actions are taken where appropriate.

Board Leadership Structure

The Company’s Governance Policy, as set out on the Company’s corporate web site under “Investors” and “Corporate Governance”, provides that there will always be independent leadership of the Board. In accordance with the Policy, the Board may select the chief executive officer to also serve as Board chairman, but its current practice is to have an independent director serve as chairman. The Policy also makes clear that in the event that the same person serves as chief executive officer and chairman, the Board shall select a lead independent director who shall be responsible for chairing meetings of the independent directors in addition to any other responsibilities designated by the Board. Under this separation of responsibilities, an independent director will always be in a position of Board leadership.

The chairman is responsible for collaborating with the chief executive officer in setting Board agendas. The Company’s Governance Policy also provides that “The independent directors of the board shall meet in executive session (separate from any inside directors) on a regular basis, at least as frequently as may be required by applicable Nasdaq or SEC rule or regulation.” It has been the consistent practice of the chairman to conduct such meetings of independent directors at each meeting of the Board of Directors.

In addition, under the Governance Policy, the chairman (with the assistance of the Company Secretary) shall “(1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.”

Brooks’ separation of the roles of chief executive officer and chairman of the Board of Directors continues to offer benefits including the following:

—	the independent oversight of the Company is enhanced;

—	the objectivity of the Board’s evaluation of the chief executive officer is increased;

—	having a non-executive chairman provides an independent spokesman for the company;

—	the chief executive officer has the benefit of a fully independent and experienced board; and

—	the Board can provide a fully independent and objective assessment of risk.

Director Compensation Table

Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		Total ($)
(a)	(b)	(c)		(e)		(f)
Joseph R. Martin	$130,000	$120,003				$250,003
Krishna G. Palepu	$105,000	$80,006				$185,006
Kirk P. Pond	$100,000	$80,006				$180,006
Alfred Woollacott, III	$90,000	$80,006				$170,006
Mark S. Wrighton	$90,000	$80,006				$170,006
C. S. Park	$90,000	$80,006	(3)	$(825	) (4)	$169,181
John K. McGillicuddy	$115,000	$80,006	(2)	$(29,055	) (4)	$165,951
A. Clinton Allen	$100,000	$80,006	(5)	$(26,580	) (4)	$153,426
Ellen M. Zane	$22,500	$59,845				$82,345

Dr. Schwartz is not included here, having only received compensation as an employee during fiscal 2012. He is listed in the Summary Compensation Table under Executive Compensation.

(1)  The value of a stock award or option award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718 (previously FAS 123R).

(2)  Mr. McGillicuddy has chosen to defer his 2012, 2011, 2010 and 2009 stock awards.

(3)  Dr. Park has chosen to defer his 2009 stock awards.

(4)  The value for any deferred 2012 award is calculated by taking the difference between the closing price on September 28, 2012 ($8.04), the last trading day of the fiscal year, and the closing price on the date of the grant ($12.04) times the number of shares. The value for deferred awards in prior years is calculated by taking the difference between the closing price on September 28, 2012 ($8.04) and the closing price on September 30, 2011 ($8.15) times the number of shares.

(5)  Mr. Allen has chosen to defer his 2012 stock awards.

Compensation Policy

The following cash compensation is paid to our nonemployee directors:

¿	$80,000 annual Board retainer to each nonemployee director;

¿	$5,000 annual Committee retainer to each nonemployee director for each Committee that such director serves on;

¿	an additional $40,000 annual retainer to the nonexecutive chairman of the board;

¿

an additional $10,000 annual retainer to each of the chairman of the Human Resources and Compensation Committee, the Chairman of the Nominating and Governance Committee, and the Chairman of the Finance Committee;

¿	an additional $20,000 annual retainer to the chairman of the Audit Committee; and

¿	an annual award of unrestricted shares of Brooks Common Stock having a market value of $80,000 ($120,000 for the nonexecutive chairman of the board) based on the closing price on the date of grant.

In addition, each newly elected nonemployee director will receive an award of unrestricted shares of Brooks Common Stock having a market value of $80,000 based on the closing price on the date of grant, prorated for the number of days out of 365 that have elapsed since the most recent annual equity award to nonemployee directors.

The Board of Directors has previously approved equity ownership guidelines for nonemployee directors, which require each nonemployee director to own over time shares of our Common Stock having a market value of at least $300,000. The target ownership amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Nominating and Governance Committee based on the Committee’s analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.

Employee directors may elect to participate in our 1995 Employee Stock Purchase Plan and may be granted options, restricted stock or other equity incentive awards under our Amended and Restated 2000 Equity Incentive Plan.

The Nominating and Governance Committee and the full Board will continue to monitor and assess Board compensation in general and the matter of meeting fees in particular in light of business and market conditions and such other factors as they deem appropriate.

Deferred Compensation Plan.  Members of the Board of Directors are eligible to participate in the Non-Qualified Deferred Compensation Plan described in “Compensation Discussion and Analysis — Non-Qualified Deferred Compensation”.

Indemnification Agreements.  We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

EXECUTIVE OFFICERS

Biographical Information

The names of our executive officers and certain biographical information furnished by them as of December 1, 2012 are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company
Stephen S. Schwartz	53	President and Chief Executive Officer
Martin S. Headley	56	Executive Vice President and Chief Financial Officer
Mark D. Morelli	48	Executive Vice President and Chief Operating Officer
Clinton M. Haris	40	Senior Vice President of Brooks Life Science Systems
Thomas R. Leitzke	63	Senior Vice President, Global Operations
Kush K. Mirchandani	48	Senior Vice President, Global Sales and Service
William T. Montone	60	Senior Vice President, Human Resources
Jason W. Joseph	42	Vice President, General Counsel and Secretary
Timothy S. Mathews	49	Vice President, Corporate Controller and Principal Accounting Officer
John E. O’Brien	42	Vice President, Corporate Development

Dr. Stephen S. Schwartz joined Brooks in April 2010 as President. As of October 1, 2010, Dr. Schwartz also became Brooks’ Chief Executive Officer, and continues to serve as such. Dr. Schwartz was elected to the Brooks Board of Directors in August 2010. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as Chief Executive Officer of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations and was elected Chairman of Asyst in January 2003. Asyst filed for bankruptcy protection under Chapter 11 of the United States bankruptcy act on April 24, 2009, and Asyst’s assets have since been liquidated. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as General Manager for Applied Material’s service business and President of Consilium, Inc., an Applied Materials software subsidiary.

Mr. Martin S. Headley has been Executive Vice President and Chief Financial Officer since January 2008. From August 2004 to March 2007, he served as the Executive Vice President and Chief Financial Officer for Teleflex Inc., a global diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products. From July 1996 until August 2004 he was Vice President and Chief Financial Officer of Roper Industries, Inc., a diversified company that designs, manufactures and distributes analytical instrumentation, digital imaging, fluid handling and specialty industrial controls for global niche markets.

Mr. Mark D. Morelli was appointed Executive Vice President and Chief Operating Officer in January 2012. From September 2007 to May 2011, Mr. Morelli was President and Chief Executive Officer of

Energy Conversion Devices, a leader in thin-film flexible photovoltaic laminates and, prior to that, Mr. Morelli was a senior executive at United Technologies Corporation, most recently as the President of UTC’s Carrier Commercial Refrigeration Division.

Mr. Clinton M. Haris was appointed Senior Vice President of Brooks Life Science Systems in July 2011. Since joining Brooks in 2000, Mr. Haris has served in a variety of executive roles across Brooks’ product and services groups. Prior to Brooks, Mr. Haris worked for Motorola, Inc., where he worked in a technical capacity helping to develop 300mm semiconductor manufacturing technology.

Mr. Thomas R. Leitzke was appointed Senior Vice President, Global Operations in July 2010. Prior to joining Brooks, Mr. Leitzke was previously a senior operations executive for Siemens Information Systems, Applied Materials, Inc., Asyst Technologies and Silicon Graphics, Inc.

Mr. Kush K. Mirchandani was appointed Senior Vice President, Global Sales and Service in May 2012. Mr. Mirchandani joined Brooks in October 2005 when Brooks acquired Helix Technology Corporation and held various management positions within Brooks, including as President of Brooks’ Japan entities and as Senior Vice President of Worldwide Sales. Mr. Mirchandani left Brooks to join OC Oerlikon AG in June 2009 and returned to Brooks in November 2009. Prior to joining Brooks in 2005, Mr. Mirchandani was the Director, Service Operations for Lam Research Taiwan and Lam Research Singapore.

Mr. William T. Montone was appointed Senior Vice President, Human Resources in October 2005 when Brooks acquired Helix Technology Corporation, where he served as Vice President of Human Resources since 1998. Prior to joining Brooks, Mr. Montone held senior human resources roles at A.T. Cross, an international manufacturer of fine writing instruments, and Rogers Corporation, a materials technology company, for 13 and eight years, respectively.

Mr. Jason W. Joseph joined Brooks in March 2011 as Vice President, General Counsel and Secretary. Prior to joining Brooks, Mr. Joseph served as Vice President, General Counsel and Secretary of Unica Corporation, a publicly traded marketing automation software company, from June 2007 through November 2010, and as General Counsel and Secretary of MapInfo Corporation, a publicly traded location intelligence software company, from December 2003 through April 2007. Mr. Joseph also previously practiced law at Wilmer, Cutler, Pickering, Hale and Dorr LLP (formerly Hale and Dorr LLP) from 2000 through 2003.

Mr. Timothy S. Mathews was appointed Vice President, Corporate Controller and Principal Accounting Officer, in May 2008. Prior to joining Brooks, Mr. Mathews was the Vice President of Finance for Equallogic, Inc., a manufacturer of storage area networking equipment that was acquired by Dell Computer in early 2008. From 2004 until 2007, he was Corporate Controller of Accellent, Inc., a manufacturer of medical device components, serving as Principal Accounting Officer of that firm during the final three months of his tenure there. During 2003 and 2004 Mr. Mathews served as Director of Corporate Accounting and Financial Reporting for Enterasys Networks, Inc., a global manufacturer of network equipment.

Mr. John E. O’Brien joined Brooks as Vice President, Corporate Development in May 2010. Prior to joining Brooks, from March 2008 to May 2010, Mr. O’Brien was Senior Director, Corporate Development at EMC Corporation, a publicly traded information management technology company. Prior to EMC, Mr. O’Brien served as Vice President in the technology group at Cowen and Company, LLP, an investment banking firm, from July 2000 through March 2008.

Compensation Discussion and Analysis

The following report provides information on the business basis for our compensation programs and policies as well as the specific outcomes and achievements that resulted in the delivery of compensation to our leadership team, including the named executives listed below whose specific compensation information, earned or paid in fiscal year 2012, will be outlined in a series of tables:

Stephen S. Schwartz                 President and Chief Executive Officer

Martin S. Headley                     Executive Vice President and Chief Financial Officer

Mark D. Morelli                        Executive Vice President and Chief Operating Officer

Steven A. Michaud                   Senior Vice President, Executive Strategy (former)

Thomas R. Leitzke                    Senior Vice President, Global Operations

Summary

Following two consecutive years of strong revenue and earnings growth, our financial performance fell below our internal plan and expectations for fiscal year 2012. However, it did mark the first time Brooks recorded three consecutive years of profitability in the highly-cyclical semiconductor capital equipment industry. We also benefited from our strategic decisions to transform Brooks through diversifying into life sciences and adjacent semiconductor markets—each of which contributed significantly to our results.

Given the lower than expected financial outcomes and the Company’s commitment to paying its executives based on performance and results, actual compensation received was significantly reduced in fiscal year 2012 from the prior year as a result of the following:

—	base salaries remained unchanged since January 2011;

—

the annual Performance Based Variable Compensation (PBVC) plan, also known as our annual cash bonus plan, resulted in payment at 18% of target for the chief executive officer (92% in 2011) and 21% of target for the other named executive officers (93% in 2011); and

—	overall cash compensation was reduced in fiscal year 2012 versus fiscal year 2011 by 60% for the chief executive officer and 37% for the other named executive officers.

Additionally, the financial results from fiscal year 2012 negatively impacted the award earned under the long-term incentive plan, or LTIP, for fiscal years 2010-2012, further underscoring the Company’s alignment with its pay for performance plan design principles.

In November 2011, management and the Human Resources and Compensation Committee, which we will refer to as the HRC Committee, designed a one-time long-term incentive opportunity called the “Growth Plan”. This three-year incentive plan was designed to incent the achievement of highly aggressive growth goals in a timeframe (October 2012—September 2014) requiring superior performance, which would be expected to result in a significant increase in shareholder value. The Growth Plan sought to provide for a commensurate reward opportunity with enhanced equity awards as compared to historical Brooks grants and competitive market norms. The chief executive officer and named executive officers participate in the Growth Plan.

As a result of the Growth Plan equity grant, long-term incentives are disproportionately and purposefully weighted more as a percentage of the overall compensation mix for executives in 2012. Additionally, these grants result in total compensation, as shown in the Summary Compensation Table on page 34, appearing greater than it has in previous years.

Compensation Framework

We employ a compensation strategy that seeks to deliver competitive, performance-focused, and cost effective total compensation that enables us to attract, motivate and retain a high performing leadership team critical to our long-term success. The compensation design and mix reflects our operating environments, the cyclical nature of our core industry, and our commitment to rewarding behaviors and results that contribute to our long-term success.

Our executive compensation program provides competitive compensation in line with the practices of leading semiconductor capital equipment, life science and high technology companies with whom we compete for business and people. Our total rewards strategy is intended to provide:

—	an appropriate balance between fixed and variable pay;

—

performance-based awards tied to company, business group and individual results that may be greater than competitive total compensation levels when warranted by performance results that have a high target objective; and

—	recognition that in a highly cyclical industry, the ability to perform throughout the cycles is critical to our long-term success.

We have not defined specific percentages of fixed, variable, and long-term compensation for our executives. Given the cyclical nature of the diversified industries in which we participate, we designed our executive pay program to provide base compensation competitive with our peer group along with the opportunity to earn variable pay when justified by financial performance. Although we do not determine specific allocations to the various elements of total compensation, independent consultant reviews have indicated Brooks’ actual practice is weighted similarly to the broader external market when excluding the effect of the special long-term incentive Growth Plan.

The table and charts below show the allocation of fiscal year 2012 target compensation among base salary, PBVC annual incentive and long-term equity incentive grants for our chief executive officer and the other named executive officers, as compared to market compensation as compiled by our compensation consultant, Pearl Meyer & Partners, using our peer group and other external market data. For purposes of the table and charts below, the target compensation was calculated using base salary, target PBVC incentive and the grant date fair value of any equity grants received during fiscal year 2012. While the table and charts below show compensation mix by percentage only, the dollar amounts used to calculate the percentages are shown in the Summary Compensation and other tables beginning on page 34.

	Chief Executive Officer		Other Named Executives
	Brooks Target	Market	Brooks Target	Market
Base Salary	12%	23%	22%	35%
Annual Incentive	12%	23%	15%	20%
Long Term Equity Incentive	76%	54%	63%	45%

Totals	100%	100%	100%	100%

Realized Pay

The table below is a supplement to the Summary Compensation Table shown on page 34. This table shows the actual compensation delivered during the 2012 and 2011 fiscal years to the chief executive officer and other named executive officers.

Name	Year	Salary	Stock Awards Realized(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total Realized	Summary Compensation Table Total
Stephen S. Schwartz	2012	$575,000	$1,244,110	$103,500		$38,332	$1,960,942	$4,458,332
	2011	$563,461	$587,441	$525,000		$33,522	$1,709,424	$3,860,233
Martin S. Headley	2012	$425,000	$762,073	$68,000		$27,665	$1,282,738	$2,284,515
	2011	$425,000	$441,475	$407,596		$11,025	$1,285,096	$1,587,021
Mark D. Morelli	2012	$310,577	-	$85,000		$58,895	$454,472	$2,670,472
Steven A. Michaud	2012	$315,000	$631,478	$35,438	$32,517	$35,337	$1,049,770	$1,059,692
	2011	$310,961	$111,558	$168,759	$13,753	$16,282	$621,313	$831,895
Thomas R. Leitzke	2012	$280,000	$93,437	$33,600		$49,501	$456,538	$1,111,401
	2011	$271,923	$46,000	$149,612		$69,004	$536,539	$800,289

(1)	Amounts shown reflect the value of any shares of Common Stock received by the executive during the applicable fiscal year upon the vesting of restricted stock or restricted stock units, based on the closing price of our Common Stock on the date of vesting. See the Summary Compensation Table on page 34 for details on amounts shown in other columns.

Process for Executive Compensation Determination

The HRC Committee is responsible for developing and administering the compensation program for executives. All HRC Committee pay recommendations are submitted to the non-employee directors of the Board for final vote and approval. The HRC Committee is composed of at least three members, all of whom are independent directors. For fiscal 2012, the HRC Committee was composed of Mr. Kirk Pond (chair); Mr. Joseph R. Martin; and Dr. C.S. Park. Mr. A. Clinton Allen was a member of the Committee until he resigned in July 2012 and was replaced by Mr. Martin.

The chief executive officer, with the assistance of our Human Resources department, makes annual recommendations to the HRC Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers with the exception of the chief executive officer whose compensation is determined by the HRC Committee. The HRC Committee also holds executive sessions that are generally not attended by members of management. The HRC Committee makes recommendations to the non-employee directors on specific elements of the chief executive officer’s compensation, as well as other significant aspects of the Company’s executive pay programs, for their final approval.

The recommendations include the following:

—

salary adjustment recommendations are made after a compilation and review of executive compensation survey and peer company data and, more significantly, an evaluation of individual performance over the prior performance period;

—

annual performance-based variable compensation payments are primarily determined by our actual financial performance against specified metrics as well as the achievement of strategic individual objectives; and

—

equity grants, which for 2012 were made in the form of restricted units or performance units, are reviewed by the Board and are intended to provide long-term compensation that seeks to retain our executives and reward them for bringing value to stockholders.

The HRC Committee retains the services of independent compensation consultants to assist us in analyzing and comparing our compensation programs to those offered by other similar companies. During fiscal year 2012, the HRC Committee continued its relationship with Pearl Meyer & Partners. The consultant provides no other services other than executive compensation and all services and fees are approved by the Committee chair. During fiscal year 2012, Pearl Meyer & Partners provided advice and support in the following ways:

—	a review of the appropriateness of our peer group of firms for executive compensation comparison purposes;

—

a competitive assessment of Brooks as compared to the market based on the compensation components of base salary, target and actual annual incentives, long-term incentives, and total direct compensation;

—	a review analyzing Brooks short and long-term pay for performance alignment related to its peer group; and

—	periodic attendance at the scheduled meetings to assist with ongoing support.

Human Resources personnel complement the information provided by Pearl Meyer & Partners and use compensation survey data purchased from Radford Executive Survey to gauge the market competitiveness of our senior executive pay.

Before each meeting, the HRC Committee is provided appropriate materials and information necessary to make informed decisions on the Company’s executive compensation practices. This material may be supplemented by reports prepared by Pearl Meyer & Partners. The HRC Committee uses its judgment supported by facts and documentation in making compensation recommendations that support our philosophy and objectives.

Risk Assessment Process

The HRC Committee has assessed the risk profile of its compensation program to monitor whether any element of pay or policy encouraged the assumption of inappropriate or unacceptable risk to the Company. The HRC Committee is provided with a series of analytical factors which focus upon several key areas of our program, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal setting process; and our checks and balances on the payment of compensation. This provides a process to ensure that an appropriate balance between prudent business risk and resulting compensation is being maintained.

The HRC Committee believes our policies and procedures achieve this balance. As a result of our review process, we have enhanced our goal setting process for both the executive annual and long-term performance plans to better ensure an appropriate link between annual goals and long-term financial success and growth. Clawback provisions compliant with the Sarbanes-Oxley legislation of 2002 for annual and long-term incentive compensation have been in place for the chief executive and chief financial officer in the event of an accounting restatement due to material noncompliance by the Company as a result of the misconduct or gross negligence with any financial reporting requirements. In addition, stock ownership guidelines to further align the executive’s interests with that of our shareholders over the long term are established and monitored.

The variable compensation plan established for the sales account managers assigned to our customers sets goals and objectives for annual achievement that emphasize customer relationship development over the long term. This approach is deemed most appropriate for ensuring the Company’s growth and prosperity.

The HRC Committee believes the policies and rewards structure in place appropriately balance the creation of long-term value with shorter term positive results.

Elements of Our Executive Compensation Program

The primary elements of compensation for executives are base salary, an annual performance-based variable compensation arrangement and periodic equity grants (generally in the form of time-based and performance-based restricted shares/units). The welfare benefits program enjoyed by Brooks’ executives is the same as that offered to all other domestic regular employees. Two of the named executive officers, Dr. Schwartz and Mr. Headley, have employment agreements that outline the terms and provisions of their employment status.

Each agreement covers title, duties and responsibilities, stipulates compensation terms, and provides for post-termination compensation in certain circumstances. Mr. Morelli has post-termination provisions in his offer letter.

Peer Group

In consultation with Pearl Meyer & Partners, the HRC Committee annually reviews Brooks’ peer group to ensure it is appropriate to utilize for external compensation comparisons. Criteria used to select these companies include industry comparability, revenue size and market capitalization, and product/service comparability.

In 2012, Brooks used 15 firms in its peer group, including the first time addition of two life sciences companies, ATMI Inc. and Bruker Corporation (see below) given our entry into this industry for business. Over the course of 2012, Novellus Systems, Inc. and Varian Semiconductor Equipment Associates were acquired and as a result are now part of a larger corporate entity. Although Teradyne, Inc. and Ultra Clean Holdings, Inc. each have a market cap falling outside our criteria, their participation in the peer group is continued due to their strong product and services similarity and to foster continuity.

The peer group of 15 for fiscal 2012 included:	The 13 company peer group for fiscal 2013 is:
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
ATMI Inc.	ATMI Inc.
Bruker Corporation	Bruker Corporation
Cymer, Inc.	Cymer, Inc.
Entegris, Inc.	Entegris, Inc.
FEI Company	FEI Company
FormFactor, Inc.	FormFactor, Inc.
LTX-Credence Corporation	LTX-Credence Corporation
MKS Instruments, Inc.	MKS Instruments, Inc.
Novellus Systems, Inc.	Photronics, Inc.
Photronics, Inc	Teradyne, Inc.
Teradyne, Inc.	Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc.	Veeco Instruments, Inc.
Varian Semiconductor Equipment Associates, Inc.
Veeco Instruments, Inc.

Base Salary

We set base salary for our senior executives initially in offer letters and/or employment agreements and review the salaries annually with any changes generally taking effect as of January 1. Any recommendations for salary changes (other than the chief executive officer) are made by the chief executive officer and presented to the HRC Committee and full Board for approval.

In September 2011, the HRC Committee commissioned Pearl Meyer & Partners to conduct an executive total compensation competitive assessment in preparation for fiscal year 2012 executive compensation planning. Pearl Meyer & Partners assessed both broader size survey data from relevant sources as well as the Company’s peer group in determining base salary and total pay competitiveness. Their findings were presented at the November 2011 HRC Committee meeting.

Several factors were considered during the annual base salary review process including:

—	the compensation data provided by Pearl Meyer & Partners reflecting competitive market pay practices;

—	the payouts made under any incentive plans;

—	the fact that none of the named executive officers received a base salary increase since January 2011;

—	the executive team helped guide the Company to a very profitable and successful 2011 fiscal year with excellent top line growth and robust quarterly operating performance, achieving revenues for the year ended September 30, 2011 of $688.0 million, a 16% increase following the 2010 fiscal year when a 171% increase was recorded, and net income attributable to Brooks for fiscal year 2011 of $130.4 million, as compared to the prior fiscal year’s $59.8 million; and

—	the Company made significant progress in transforming its product portfolio by acquiring automated sample management companies and divesting of the low margin contract manufacturing business.

Despite all of these considerations, none of the named executive officers received a base salary increase effective January 1, 2012.

Following the second-half fiscal year 2012 downturn in the semiconductor industry and the Company’s restructuring activities that resulted in a 10% reduction in employees at every level, the executive leadership team, including the chief executive officer and named executive officers, voluntarily agreed to a 10% salary reduction in September 2012 effective October 1, 2012. The salary reduction for the executives is expected to be restored to prior levels once Brooks’ business conditions show sustained improvement.

Annual Incentive-Performance Based Variable Compensation

We provide performance-based variable compensation (PBVC) to named executive officers and additional key management personnel. The framework provides for the setting of aggressive but achievable goals designed to provide awards commensurate with the value achieved for the Company. Named executive officers are responsible for achieving goals based on corporate/business unit financial metrics and strategic objectives for each participant. We integrate functional and individual goals and objectives in the award to address measurable performance factors critical to our success that are within the control and accountability of an individual executive. Examples of corporate objectives include performance against goals for the following measures:

—	Revenue

—	Operating Income

—	Adjusted EBIDTA

—	Return on Invested Capital (ROIC)

—	Gross Margin

—	Customer satisfaction as evidenced by out-of-box quality, on-time delivery, closure of customer issues that have been escalated to more senior levels of management

—	New product revenue growth

Each fiscal year, the HRC Committee and Board establish PBVC opportunities for the chief executive officer and reviews and approves those submitted by the chief executive officer for the named executive officers against the financial targets, goals and objectives established to measure performance. We use corporate financial performance measures and tailored individual objectives for the chief executive officer and named executives to focus performance on results that parallel shareholder value. This reinforces the philosophy that variable compensation award opportunities motivate our senior executives to meet performance levels which in turn create shareholder value.

Under the PBVC, participants are eligible to receive the following award opportunities (as a percent of base salary):

Name	Threshold	Target	Maximum
Stephen S. Schwartz	0%	100%	200%
Martin S. Headley	0%	100%	150%
Mark D. Morelli	0%	100%	150%
Steven A. Michaud	0%	60%	100%
Thomas R. Leitzke	0%	60%	100%

In addition, the Board of Directors and HRC Committee have discretion to take into account such other factors as they deem relevant and make adjustments they believe necessary to ensure the motivational impact of the awards. In reviewing the incentive award opportunities, the Pearl Meyer & Partners competitive assessment study indicated that the Target Total Cash compensation levels for the named executive officers averaged between the 55th and 60th percentiles.

For fiscal year 2012, the HRC Committee established a threshold level of performance metrics required before consideration of any variable compensation awards. In addition, corporate financial objectives were approved for Revenue, Operating Income and ROIC targets based on the approved annual operating plan for 2012 with a stretch factor applied for 100% target achievement.

The corporate financial metrics were weighted at 80% of the target award for the chief executive officer, chief financial officer, chief operating officer and named executive officers. The balance of the target awards (20%) were tied to the achievement of strategic individual objectives. The strategic individual objectives were determined by the chief executive officer for the named executive officers and reviewed and approved by the HRC Committee and the entire Board. In prior years, the corporate financial goals were weighted at 70%.

At each meeting throughout the 2012 fiscal year, the HRC Committee monitored the Company’s progress against the corporate financial metrics and each executive’s progress against his or her strategic individual objectives. While the Company was on track to achieve the corporate financial metrics for Revenue, Operating Income and ROIC throughout the first half of the fiscal year, the deteriorating business conditions, primarily in the front end, semiconductor capital equipment segment, witnessed precipitous erosion in business performance. The fourth quarter was the most challenging and resulted in each of the factors falling below the threshold triggering awards. The table below details the financial objectives and results for the Company against which the chief executive officer and named executive officers were evaluated:

Achievement Metric	Weighting	50%	100%	Actual Full Year Results	Percent of Award Earned
Annual Revenue *	30%	$530.0	$580.0	$517.3	0%
ROIC	20%	12.5%	14.5%	9.4%	0%
Operating Income *	30%	$40.0	$55.0	$26.8	0%
Key Individual Objectives	20%

TOTAL	100%

*	Adjusted to exclude the impact of current year acquisitions and other non-recurring items

We remained sufficiently profitable under the Plan to fund the Individual Objectives (20% weight) segment of the PBVC. Among the accomplishments noted for the chief executive officer and named executive officers were the following:

—	growing of the Life Sciences Systems business to $53 million following the late 2011 fiscal year acquisitions;

—	generating 78 design-in-wins with OEM Customers, continuing aggressive goals to broaden market share;

—	realizing close to $5.0 million in operations and materials cost savings; and

—	identifying and performing due diligence on the acquisition of Crossing Automation Inc. announced in late October, 2012.

As a result of the assessment of achievement on the Individual Objectives portion of the PBVC Plan, the following PBVC awards were made for fiscal year 2012:

2012 PBVC Annual Incentive Awards

Name	Base Salary	Target PBVC	Target Award	Corporate Financial Objective Payout	Individual Objectives Payout	Actual Total Payout as Percent of Target
Stephen S. Schwartz	$575,000	100%	$575,000	$0	$103,500	18%
Martin S. Headley	$425,000	100%	$425,000	$0	$68,000	16%
Mark D. Morelli	$425,000	100%	$425,000	$0	$85,000	20%
Steven A. Michaud	$315,000	60%	$189,000	$0	$35,438	19%
Thomas R. Leitzke	$280,000	60%	$168,000	$0	$33,600	20%

For fiscal year 2013, PBVC plan metrics will be based on corporate financial performance as measured against specific targets for revenue and operating income.

A minimum level of achievement in each of these performance measures will be required before any 2013 awards are considered. Individual objectives have also been established for each senior executive (including the chief executive officer) that will be based on the achievement of critical milestones focused on the Company’s strategic plan. The financial metrics for all executive officers will be weighted at 80% of the target award and strategic individual objectives at 20% of the target award.

Equity Compensation

We grant equity interests periodically through our Amended and Restated 2000 Equity Incentive Plan in the form of time-based restricted shares or units or performance-based restricted shares or units. The Board and HRC Committee believe that long-term equity incentive vehicles can serve as effective motivational tools by aligning our executives’ economic interests with those of our stockholders. Our performance and time-based restricted grants have vesting provisions to promote long-term tenure and encourage a more strategic focus on behalf of the management.

We make share grants to the chief executive officer and named executive officers under our equity compensation policy, which we refer to as the long-term incentive plan, or LTIP. The LTIP is part of the Company’s executive compensation framework and is designed to work in unison with its other elements. It provides for the setting of aggressive but achievable longer term performance goals designed to reflect the value of results achieved by the Company and its stockholders. Performance metrics are established that correlate with Company growth, strategy and successful execution and performance. In setting the performance levels for each of these metrics in the LTIP, we start with the three-year strategic plan, which represents management’s long-term view of the potential performance of the Company based on current market conditions, an assessment of the Company’s ability to meet its business challenges and the risks and opportunities inherent in the execution of the strategy. From this analysis a three-year set of financial targets is established. This set of targets is reviewed by the HRC Committee and Board and is used for setting the three-year LTIP target performance metrics. The LTIP targets are established near the beginning of each three-year cycle when the performance results are substantially uncertain.

The HRC Committee recommends equity awards at its scheduled meetings. Grants approved by the Board during scheduled meetings become effective as of the date of approval or a predetermined future date. For example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date.

The number of restricted shares or units the HRC Committee recommends for each key executive and the vesting schedule for each grant is determined based on a variety of factors, including market data, such as that provided by Pearl Meyer & Partners, the ability of the key executive’s position to impact long-term stockholder value, the executive’s performance, and the current equity options or grants held by the executive. For executive officers, this translates into an annual projected equity value to base salary ratio generally ranging from 0.5 to 3.0. A combination of performance and time-based restricted shares/units has been utilized. Performance-based restricted shares/units are intended to focus and align management leadership to increasing share value and profitable Company growth while time-based restricted shares/units help promote retention of key leadership talent while providing value perception to the recipients.

The Pearl Meyer & Partners pay analysis study completed in September 2012 noted that Brooks’ one-year and three-year “run rates” (total number of shares granted in the most recent fiscal year as a percentage of the weighted average shares outstanding) was at the 45th and 25th percentiles, respectively. Brooks’ dilution (total number of shares outstanding under the equity compensation programs as a percentage of the most recent fiscal year’s weighted average shares outstanding) was at the 25th percentile. This management of equity awards affords the HRC Committee flexibility in incenting strategic initiatives such as the Growth Plan for fiscal year 2012.

Fiscal Year 2010 LTIP Grant

For the fiscal year 2010 grant, the HRC Committee followed the design of the LTIP and provided grants that were 50% performance-based and 50% time-based. The HRC Committee sought to incorporate balance sheet and profit and loss metrics. The ratio of Adjusted EBITDA to Net Tangible Assets was selected to measure Company growth through either building on the current technology and product portfolio and/or through acquisition. Revenue Growth measured against our peer group was also selected to provide a relative metric relating to growth. Each of these measures was averaged over the three-year period covering fiscal years 2010 — 2012. An additional restriction was imposed on the Revenue Growth measure to provide an incentive for new products, new markets and products acquired through merger and acquisition activity to constitute a defined percentage of the total Revenue at the end of the three-year period in 2012. Each of the objectives is measured independently. If one objective meets target or is above threshold, the appropriate shares are awarded. If another objective is below threshold, no award is made for that objective. At the end of the third year (fiscal year 2012) of the three year Plan, the HRC Committee reviewed the final results against the targets.

The Adjusted EBITDA to Net Tangible Assets metric reached 70% of the full target and the Revenue Growth averaged over three years and ranked against Brooks peer group, placed Brooks in the top quartile and 100% target achievement.

2010 — 2012 LTIP Plan and Results

			2010 LTIP Grant
Metric:	Weighting	Actual	50% Vesting Target	100% Vesting Target	Vesting
Adjusted EBITDA to Net Tangible Assets	50.0%	22.1%	20.0%	25.0%	35.3%
Revenue Growth Quartile & Peer Group	50.0%	21.4%	50.0%	25.0%	50.0%

Total Vesting					85.3%

The resulting vesting on the performance shares equaled 85.3% of the grant and shares were issued to the chief executive officer and named executive officers, following Board approval on November 6, 2012, as follows:

Name of Executive	Total Performance Shares To Be Granted	Performance Shares Earned and Vested	Performance Shares Forfeited
Stephen S. Schwartz	50,000	42,650	7,350
Martin S. Headley	32,000	27,296	4,704
Steven A. Michaud	13,500	11,516	1,984
Thomas R. Leitzke (1)	-	-	-
Mark D. Morelli (1)	-	-	-

(1)	Messrs. Leitzke and Morelli were not employees of the Company in fiscal year 2010 and, therefore, did not receive a 2010 LTIP grant.

Fiscal Year 2011 LTIP Grant

For the fiscal year 2011 grant, the HRC Committee approved a three-year performance period from fiscal years 2011—2013. Performance metrics were chosen to measure the executive’s ability to:

—	generate cumulative cash flow from operations over the three year period; weighting 40%

—	achieve an aggressive return on invested capital by the end of fiscal year 2013; weighting 40%

—	grow revenue within the top 25% of companies relative to the 2011 peer group; weighting 20%

At the end of the second year of the three-year performance cycle, the Company was on track to achieve the cash flow from operations full target metric and was below 100% achievement in the ROIC and relative revenue growth metrics. Awards under the 2011 – 2013 LTIP for the currently participating named executive officers are as follows:

Name of Executive	Time-Based Shares(1)	Performance- Based Shares Granted	Total Shares	Grant Date (2/3/2011) Value of Shares
Stephen S. Schwartz	62,500	62,500	125,000	$1,548,750
Martin S. Headley	30,000	30,000	60,000	$743,400
Steven A. Michaud	13,000	13,000	26,000	$322,140
Thomas R. Leitzke	12,500	12,500	25,000	$309,750
Mark D. Morelli (2)	-	-	-	-

(1)	Vesting in one-third increments from the grant anniversary date.

(2)	Mr. Morelli was not an employee of the Company in fiscal year 2011 and therefore did not receive a 2011 LTIP grant.

Fiscal Year 2012 LTIP Grant

For the fiscal year 2012 LTIP grant, the Committee sought to design a special, one-time incentive opportunity to be awarded at the end of fiscal year 2014 upon the achievement of aggressive growth measures. Executive and key management were awarded significantly enhanced equity compensation compared to customary Brooks grants and competitive market norms, contingent upon the achievement of aggressive growth objectives. Seventy-five percent of the grant is weighted to performance-based results.

The financial metrics and targets selected to measure performance and value include the following:

—	Revenue: Target reflects an approximate doubling of 2011 Revenue (excluding the Company’s extended factory business, which was disposed in 2011) by the end of fiscal year 2014.

—	Operating Profit: Growing Operating Profit by a substantial factor.

—	ROIC: Competitive ROIC to measure efficient and effective use of capital that incorporates acquisition of new businesses and a full corporate tax burden.

Following the first year of actual results of the three year Plan, the Company is projecting performance in between the threshold and 100% target achievement level for ROIC and Operating Income and below the threshold for projected Revenue. Awards under the 2012 – 2014 LTIP grants are as follows:

Name of Executive	Time-Based Restricted Stock Units (1)	Performance- Based Restricted Stock Units Granted		Total Units	Grant Date (11/9/2011) Value of Units
Stephen S. Schwartz	87,500	262,500	*	350,000	$3,741,500
Martin S. Headley	41,250	123,750		165,000	$1,763,850
Mark D. Morelli	37,500	112,500		150,000	$1,662,000
Steven A. Michaud	15,000	45,000		60,000	$641,400
Thomas R. Leitzke	17,500	52,500		70,000	$748,300

(1)	Vesting in one-third increments from the grant anniversary date

*	includes 100,000 cash settled phantom units

Stock Ownership Guidelines

Stock ownership guidelines require that within five years (of the latter of hire date or October 1, 2010) senior executives including Messrs. Schwartz, Headley, Morelli, Michaud, and Leitzke and other executives acquire and maintain beneficial ownership of Brooks shares at different multiples of salary depending upon position. For the chief executive officer, chief financial officer and chief operating officers’ positions, the requirement is three times base salary; for the remaining positions covered by the policy the requirement is two times base salary. The guidelines became effective in fiscal year 2010. By the end of the fiscal year 2012, Mr. Headley and Mr. Michaud exceeded their ownership requirement and the remaining named executive officers continued to make substantial progress in acquiring and holding shares.

Non-Qualified Deferred Compensation

We sponsor a Voluntary Deferred Compensation Plan, which we refer to as the “DCP”, for certain executive officers, including the named executive officers. The DCP permits eligible executives to defer a portion of their compensation on a pre-tax basis and receive tax deferred returns on the deferrals. The only contributions to this plan are those made by the executives who chose to participate in it. We currently make no contributions to this plan and our sole role is to administer the plan as described below. The plan is deemed unfunded for tax and ERISA purposes. Executives may elect to defer base salary (up to 90%), variable compensation, and commissions on a pre-tax basis. Amounts credited to the plan may be allocated by the executive among 24 hypothetical investment alternatives. The amounts deferred are not actually invested; the investment options exist to enable us to calculate what a participant is owed at the time the deferred amounts are distributed. We purchase insurance to secure a portion of the investment risk liability associated with this plan.

During 2012, Mr. Morelli was the only named executive officer who participated in the DCP.

Other Benefit Plans and Perquisites

Our welfare benefit programs are market competitive plans intended to provide current and future security for our employees and their families and further their commitment to the Company. Executive officers participate in the same welfare insurance and paid time off programs as provided to all U.S.-based employees.

The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to Internal Revenue Service (“IRS”) limits. We make a matching contribution equal to 100% of the initial 3% of deferred pay and 50% for the next 3% of deferred compensation. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.

Following our acquisition of Helix in October 2005, we assumed the management of Helix’s defined benefit pension arrangements made available to eligible Helix employees. The Helix Employees Pension Plan is a noncontributory tax qualified retirement plan which was frozen effective October 31, 2006. On June 1, 2012, we formally terminated the Helix Pension Plan and made subsequent lump sum distributions or purchased annuities for the eligible participants. As a former Helix employee, Mr. Michaud has a vested benefit with 18.2 years of service in the qualified Plan. In August, Mr. Michaud chose to receive an immediate lump sum distribution of $261,191 based on his prior service, compensation and plan provisions.

We also provide medical and dental insurance with employee contributions, life, accidental death, business travel accident and income disability plans, paid time off for leisure, personal business or illness needs, health and dependent care flexible spending accounts and educational assistance programs to all employees, including executives.

Employee Stock Purchase Plan

Our 1995 Employee Stock Purchase Plan provides our employees with additional incentives by permitting them to acquire our common stock at a 15% discount to the lesser of the market price at the beginning or end of each six-month offering period. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Neither Dr. Schwartz nor any of the other named executive officers participated in the ESPP plan in fiscal year 2012.

Employment Agreements

We currently have employment agreements with Dr. Schwartz and Mr. Headley and an offer letter with Mr. Morelli, and we had an employment agreement with Mr. Michaud, which was superseded by a separation agreement entered into with Mr. Michaud in connection with his termination of employment. Each agreement and offer letter provides for, among other things, a specified annual base salary and the opportunity for a variable compensation award based on performance. Each agreement also provides that the executive will be entitled to severance including one year’s base salary and continued participation in benefit plans if the executive’s employment is terminated by us without “cause” or if the employee resigns for “good reason”. “Cause” is defined to include willful failure or refusal to perform the duties pertaining to the employee’s job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of employment agreement or related agreements. “Good reason” is defined to include diminution of the responsibility or position of the employee, our breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year, if the employee is engaged in an ongoing search for replacement employment.

No provision is made in any executive employment agreement for any payment predicated upon a change of control of the Company unless the acquiring entity refuses to perform the obligations of such agreements and the executive invokes a “good reason” termination as a result.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and certain key employees. The indemnification agreements provide that we will pay amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in our name where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

Tax Considerations

Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The HRC Committee takes Section 162(m) of the Internal Revenue Code and the related regulations issued by the IRS into account. However, the HRC Committee retains the right to make subjective decisions and to award compensation that may not meet the IRS requirements for exemptions from the deductibility limitation of Section 162(m).

Compensation paid under our performance-based variable compensation framework does not currently qualify for the exception for performance-based compensation as the framework has not been approved by shareholders. In addition, our executives receive stock awards that provide for time-based vesting that would not be exempt from any applicable Section 162(m) deduction limitation, and for performance-based vesting, which we believe would qualify for the exception for performance-based compensation if the stockholders approve Proposal Two.

Section 280G and related sections of the Internal Revenue Code provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. We have not provided any executive officer, including Dr. Schwartz, with a commitment to gross-up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Internal Revenue Code. In January 2010, the Board of Directors voted that it would not make any gross-up or tax reimbursement commitments to executives.

Section 409A of the Internal Revenue Code also imposes additional significant taxes on an executive officer, director or service provider who receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend to structure equity awards and other deferred compensation payments in a manner to comply with the applicable Section 409A requirements, even though the Company itself is not adversely impacted by noncompliance.

Human Resources and Compensation Committee Report

To The Stockholders:

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Human Resources and Compensation Committee

as of September 30, 2012:

Kirk P. Pond, Chairman

Joseph A. Martin

C. S. Park

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal years indicated below:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(g)	(h)		(i)		(j)
Stephen S. Schwartz	2012	$575,000		$-	$3,741,500	$103,500			$38,332	(4)	$4,458,332
President & Chief	2011	$563,461		$-	$2,738,250	$525,000			$33,522		$3,860,233
Executive Officer	2010	$240,385	(9)	$-	$1,888,000	$250,000			$69,476		$2,447,861
Martin S. Headley	2012	$425,000		$-	$1,763,850	$68,000			$27,665	(3)	$2,284,515
Executive Vice	2011	$425,000		$-	$743,400	$407,596			$11,025		$1,587,021
President & Chief Financial Officer	2010	$413,721		$-	$1,017,280	$505,325			$11,773		$1,948,099
Mark D. Morelli Executive Vice President & Chief Operating Officer	2012	$310,577	(6)	$-	$2,216,000	$85,000			$58,895	(10)	$2,670,472
Steven A. Michaud	2012	$315,000		$-	$641,400	$35,438	$32,517	(7)	$35,337	(5)	$1,059,692
Senior Vice	2011	$310,961		$-	$322,140	$168,759	$13,753		$16,282		$831,895
President, Executive Strategy	2010	$292,039		$-	$702,040	$180,000	$11,351		$19,401		$1,204,831
Thomas R. Leitzke	2012	$280,000		$-	$748,300	$33,600			$49,501	(8)	$1,111,401
Senior Vice President, Global Operations	2011	$271,923		$-	$309,750	$149,612			$69,004		$800,289

(1) Awards consist of restricted stock and stock awards. In November 2011 the Board issued both Time-based and Performance-based awards to Messrs. Schwartz, Headley, Michaud and Leitzke and in February 2012 to Mr. Morelli following his hire date. The value of a stock award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718 (previously FAS 123R).

(2) Amounts consist of cash incentive compensation awards earned for services rendered in the relevant fiscal year.

(3) Represents amounts paid or accrued by the Company on behalf of Mr. Headley as follows: $11,025 in matching contributions to Mr. Headley’s account under the Company’s qualified 401(k) plan and $16,640 in dividends paid to Mr. Headley upon the vesting of restricted stock.

(4) Represents amounts paid or accrued by the Company on behalf of Dr. Schwartz as follows: $11,025 in matching contributions to Dr. Schwartz’s account under the Company’s qualified 401(k) plan, $7,975 in relocation allowance, and $19,332 in dividends paid to Dr. Schwartz upon the vesting of restricted stock.

(5) Represents amounts paid by the Company on behalf of Mr. Michaud as follows: $10,339 annual car lease, $11,051 in matching contributions to Mr. Michaud’s account under the Company’s qualified 401(k) plan, and $13,947 in dividends paid to Mr. Michaud upon the vesting of restricted stock.

(6) The salary reported for Mr. Morelli is prorated based on his date of hire on January 3, 2012. His annualized base salary for fiscal year 2012 was $425,000.

(7) The change in lump sum present value of pension increased $32,517 during fiscal year 2012 under the Helix Employees Pension Plan based on the discount rate in effect for 2012. As of September 30, 2011, the present value of accumulated pension benefit was $228,674 and it was $214,921 as of September 30, 2010. During fiscal year 2012, the Company terminated the plan and made a lump sum distribution to Mr. Michaud in the amount of $261,191.

(8) Represents amounts paid or accrued by the Company on behalf of Mr. Leitzke as follows: $11,077 in matching contributions to Mr. Leitzke’s account under the Company’s qualified 401(k) plan, $36,157 in relocation allowance, and $2,267 in dividends paid to Mr. Leitzke upon the vesting of restricted stock.

(9) The salary reported for Dr. Schwartz is prorated based on his date of hire on April 5, 2010. His annualized base salary for fiscal year 2010 was $500,000.

(10) Represents amounts paid or accrued by the Company on behalf of Mr. Morelli as follows: $11,025 in matching contributions to Mr. Morelli’s account under the Company’s qualified 401(k) plan and $47,870 in relocation expenses.

Grants of Plan Based Awards Table

Fiscal Year 2012

During the fiscal year ended September 30, 2012 the following plan based awards were granted to the Named Executive Officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j) (6)
Stephen S. Schwartz	10/1/2011	(1)	$0	$575,000	$1,150,000
	11/8/2011	(2)							87,500	$935,375
	11/8/2011	(3)				81,250	162,500	203,125		$1,737,125
	11/8/2011	(7)				50,000	100,000	125,000		$1,069,000

Martin S. Headley	10/1/2011	(1)	$0	$425,000	$637,500
	11/8/2011	(2)							41,250	$440,963
	11/8/2011	(3)				61,875	123,750	154,688		$1,322,887

Mark D. Morelli	10/1/2011	(1)	$0	$425,000	$637,500
	2/7/2012	(4)							50,000	$554,000
	2/7/2012	(4)							37,500	$415,500
	2/7/2012	(5)				56,250	112,500	140,625		$1,246,500

Steven A. Michaud	10/1/2011	(1)	$0	$189,000	$189,000
	11/8/2011	(2)							15,000	$160,350
	11/8/2011	(3)				22,500	45,000	56,250		$481,050

Thomas R. Leitzke	10/1/2011	(1)	$0	$168,000	$168,000
	11/8/2011	(2)							17,500	$187,075
	11/8/2011	(3)				26,250	52,500	65,625		$561,225

(1) These grants were made pursuant to a performance based variable compensation framework for fiscal year 2012 and reflect the minimum, target and maximum payouts with respect to fiscal year 2012.

(2) Amount shown is the number of time-based restricted units awarded on November 8, 2011. The shares will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on November 8, 2014.

(3) Amount shown is the number of performance-based restricted units awarded on November 8, 2011 that may vest, in part or in full, following the close of the 2014 fiscal year based on achieving certain performance targets.

(4) Amount shown is the number of time-based restricted units awarded on February 7, 2012. The units will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on February 7, 2015.

(5) Amount shown is the number of performance-based restricted units awarded on February 7, 2012 that may vest, in part or in full, following the close of the 2014 fiscal year based on achieving certain performance targets.

(6) The value of a stock award or option award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718 (previously FAS 123R).

(7) Amount shown is the number of cash settled phantom units awarded on November 8, 2011 that may vest, in part or in full, following the close of the 2014 fiscal year based on achieving certain performance targets.

A discussion of the material terms of the Named Executive Officers’ employment arrangements can be found in the Compensation Discussion and Analysis included elsewhere in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

Fiscal Year 2012

The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of September 30, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g) (9)	(h)		(i) (9)
Stephen S. Schwartz					33,340	(1)	$268,054
					16,670	(3)	$134,027	50,000	(3)	$402,000
					100,000	(6)	$804,000
					41,667	(2)	$335,003	62,500	(2)	$502,500
					87,500	(4)	$703,500	162,500	(4)	$1,306,500
								100,000	(11)	$804,000

Martin S. Headley					10,668	(5)	$85,771	32,000	(5)	$257,280
					20,000	(2)	$160,800	30,000	(2)	$241,200
					41,250	(4)	$331,650	123,750	(4)	$994,950

Mark D. Morelli					50,000	(8)	$402,000
					37,500	(10)	$301,500	112,500	(10)	$904,500

Steven A. Michaud	10,000		$13.03	10/26/2012	4,500	(5)	$36,180	13,500	(5)	$108,540
	9,990		$17.34	04/28/2014	8,667	(2)	$69,683	13,000	(2)	$104,520
					15,000	(4)	$120,600	45,000	(4)	$361,800

Thomas R. Leitzke					5,000	(7)	$40,200
					8,333	(2)	$66,997	12,500	(2)	$100,500
					17,500	(4)	$140,700	52,500	(4)	$422,100

(1) The unvested shares consist of restricted stock awards granted on May 5, 2010 that vest 1/3 per year on the anniversary of the date of grant until fully vested on May 5, 2013.

(2) The unvested shares consist of restricted stock awards granted on February 3, 2011 that vest 50% following the close of the 2013 fiscal year based on achieving certain performance targets. The remaining 50% vests 1/3 per year on the anniversary date of grant until fully vested on February 4, 2014.

(3) The unvested shares consist of restricted stock awards granted on May 5, 2010 that vest 50% following the close of the 2012 fiscal year based on achieving certain performance targets. The remaining 50% vests 1/3 per year on the anniversary date of grant until fully vested on May 5, 2013. The total shares granted was 100,000.

(4) The unvested units consist of restricted stock units granted on November 8, 2011 that vest 75% following the close of the 2014 fiscal year based on achieving certain performance targets. The remaining 25% vests 1/3 per year on the anniversary date of grant until fully vested on November 8, 2014.

(5) The unvested shares consist of restricted stock awards granted on February 4, 2010 that vest 50% following the close of the 2012 fiscal year based on achieving certain performance targets. The remaining 50% vests 1/3 per year on the anniversary date of grant until fully vested on February 4, 2013.

(6) The unvested shares consist of restricted stock awards granted on December 2, 2010 that vest 1/3 per year on the anniversary of the date of grant until fully vested on December 2, 2013.

(7) The unvested shares consist of restricted stock awards granted on August 4, 2010 that vest 1/3 per year on the anniversary of the date of grant until fully vested on August 4, 2013.

(8) The unvested units consist of restricted stock units granted on February 7, 2012 that will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on February 7, 2015.

(9) The market value is calculated on September 28, 2012 ($8.04), the last business day of the fiscal year.

(10) The unvested units consist of restricted stock units granted on February 7, 2012 that vest 75% following the close of the 2014 fiscal year based on achieving certain performance targets. The remaining 25% vests 1/3 per year on the anniversary date of grant until fully vested on February 7, 2015.

(11) The unvested shares consist of cash settled phantom units granted on November 8, 2011 that vest following the close of the 2014 fiscal year based on achieving certain performance targets.

Option Exercises and Stock Vested Table

Fiscal Year 2012

The following table sets forth certain information concerning all exercises of stock options, vesting of restricted stock and stock awards for each Named Executive Officer during the fiscal year ended September 30, 2012:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c) (1)
Stephen S. Schwartz	120,828	$1,244,110

Martin S. Headley	70,666	$762,073

Mark D. Morelli	-	-

Steven A. Michaud	58,833	$631,478

Thomas R. Leitzke	9,167	$93,437

There were no stock options exercised by the Named Executive Officers for the fiscal year ended September 30, 2012.

(1) The value realized equals the closing price of Common Stock on the vesting dates, multiplied by the number of shares that vested.

Pension Benefits Table

Fiscal Year 2012

The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following or in connection with retirement for each Named Executive Officer as of September 30, 2012:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
Steven A. Michaud	Helix Employees Pension Plan	18.2	(1)	-	$261,191	(2)

(1)	Mr. Michaud’s years of credited service ceased to accrue when the plan was frozen on October 31, 2006.

(2) On June 1, 2012, the Company terminated the Helix Employees Pension Plan and made a subsequent lump sum distribution to Mr. Michaud in the amount shown.

The assumptions and valuation methods used in calculating these expenses are discussed further in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 within Note 13 to the Consolidated Financial Statements included in the Annual Report.

Helix Technology Corporation, an acquisition of Brooks Automation, maintained a noncontributory qualified Pension Plan for the benefit of its employees, including eligible former Helix employees named in the Summary Compensation Table. The Plan was frozen effective October 31, 2006. On June 1, 2012, the Company terminated the Helix Pension Plan and made subsequent lump sum distributions or purchased annuities for the eligible participants. Mr. Michaud as a former Helix employee was eligible to participate in the plan. Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits. In August 2012, Mr. Michaud chose to receive an immediate lump sum distribution of $261,191.

Post-Employment Benefits

The following table sets forth the estimated payments and benefits that would be provided to each of the Named Executive Officers upon termination and/or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on September 28, 2012, the last trading day of our fiscal year, and using the closing market price of the Company’s stock on that date ($8.04). For the purposes of this analysis we assumed all executives received 100% of their target bonus opportunity. We also assume that all executives will find a full time comparable executive position with another employer during the initial salary continuation period.

Name	Event	Salary & Other Cash Payments ($)		Vesting of Stock Options ($)		Vesting of Stock Awards ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)
Stephen S. Schwartz	Termination Without Cause or for Good Reason	$1,163,467	(1)					$1,163,467
	Change of Control with Termination	$1,163,467	(1)			$5,259,583	(3)	$6,423,050
Martin S. Headley	Termination Without Cause or for Good Reason	$871,467	(1)					$871,467
	Change of Control with Termination	$871,467	(1)			$2,071,651	(3)	$2,943,118
Mark D. Morelli	Termination Without Cause or for Good Reason	$860,359	(2)
	Change of Control with Termination	$860,359	(2)			$1,608,000	(3)
Steven A. Michaud	Termination Without Cause or for Good Reason	$517,246	(1)	-	(4)			$517,246
	Change of Control with Termination	$517,246	(1)			$801,323	(3)	$1,318,569
Thomas R. Leitzke	Termination Without Cause or for Good Reason		-					-
	Change of Control with Termination		-			$770,497	(3)	$770,497

(1) Under the terms of Messrs. Headley, Michaud, and Schwartz’s employment agreements, if the executive is terminated by the Company without cause, or if they resign for good reason, the Company shall pay the executive one year’s current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the medical plans in which the executive was a participant as of the termination date. If the executive has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a payroll to payroll basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date executive secures full-time employment. Mr. Headley’s payment includes an $8,000 outplacement benefit.

(2) Under the terms of Mr. Morelli’s offer letter, if he is terminated by the Company without cause, the Company shall pay one year’s current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the medical plans in which the executive was a participant as of the termination date. If the executive has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a payroll to payroll basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date executive secures full-time employment.

(3) Under the terms of each executive officer’s restricted stock agreement, in the event of a change-in-control, followed by a termination without cause within one year, all unvested restricted stock awards would immediately vest.

(4) Mr. Michaud had a total of 19,990 vested options which were “out-of-the-money” with an exercise price greater than $8.04 as of September 30, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information as of September 30, 2012 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by security holders (1)	192,182	$13.11	3,848,477	(3)
Equity compensation plans not approved by security holders	1,000	$13.11	0

Total	193,182	$13.11	3,848,477

(1)	Includes an aggregate of 37,182 options at a weighted average exercise price of $13.72 assumed by the Company in connection with past acquisitions and business combinations.

(2)	Excludes securities reflected in the first column of the table.

(3)	Excludes 1,090,355 shares that may be issued under our Employee Stock Purchase Plan.

1998 Employee Equity Incentive Plan.  The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by our Board of Directors in April 1998,was to attract and retain employees and provide an incentive for them to assist us to achieve long-range performance goals and to enable them to participate in our long-term growth. All employees (other than officers and directors), contractors, consultants, service providers or others who are in a position to contribute to our long-term success and growth are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Common Stock were reserved for issuance under the 1998 Plan. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited options. Of the shares reserved for issuance under the 1998 Plan, options for 8,500 shares had been granted and were outstanding. However, on August 5, 2009 the Board of Directors voted that no further options or stock awards of any kind will be made or granted pursuant to the 1998 Plan. As of September 30, 2012, options for 1,000 shares granted under the 1998 Plan were outstanding.

RELATED PARTY TRANSACTIONS

Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions or proposed transactions between us and:

—	an executive officer, director or director nominee;

—	any person who is known to be the beneficial owner of more than 5% of our common stock;

—

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

—

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Under the Nasdaq Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct cover, among other things, all transactions involving our relationships with service providers and suppliers. It requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment in the choice of suppliers. In the case of employees this calls for disclosure of any relationship to management. Members of our Board of Directors would normally make this disclosure to the chairman of the board. We entered into no related party transactions during fiscal 2012.

AUDIT COMMITTEE REPORT

To The Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2012 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2012, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2012, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2013.

The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. The Audit Committee reviewed management’s assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chairman of the Audit Committee, except where local law requires otherwise. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented. The Audit Committee has also discussed the results of the internal audit examinations.

As noted under “Board Risk Oversight”, the Audit Committee operates under the direction of the Executive Committee in helping to assess and address the Company’s business risks. In that process, the Audit Committee reviews with management the risk assessment survey conducted by management and then reviews and discusses with management and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Our independent auditors provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) which requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2012, management’s report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2012, and the independent auditors’ reports be included in our annual report on Form 10-K for the fiscal year ended

September 30, 2012. Further, the Audit Committee has determined to engage BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2013.

Respectfully submitted,

Audit Committee:

John K. McGillicuddy, Chairman

Alfred Woollacott, III

Mark S. Wrighton

Ellen M. Zane

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

Set forth below are the fees paid by Brooks to its independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC) for the fiscal periods indicated.

	2012	2011
Audit Fees	$1,692,201	$1,606,734
Audit-Related Fees	-	-
Tax Fees	$210,533	$180,910
All Other Fees	$4,105,636	$502,781

Description of Services

Audit Fees:  Comprise fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2012 and 2011, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.

Audit-Related Fees:  Comprise fees for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2012 and 2011. The Company did not incur any audit-related fees in fiscal years 2011 and 2012.

Tax Fees.  Comprise fees for tax compliance, tax advice and tax planning. Tax services encompass a variety of permissible services including international tax compliance, expatriate tax services and tax consulting. For fiscal year 2012, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $79,533 Expatriate Tax Services $100,000; and Tax Audits $31,000. For fiscal year 2011, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $63,160; Expatriate Tax Services $100,000 and Tax Consulting $17,750.

All Other Fees:  Comprise fees for operations advisory services provided by PRTM Management Consultants, Inc. (“PRTM”) which was acquired by PwC on August 22, 2011, and fees for certain web-based accounting research tools. For fiscal year 2012, all other fees include $4,102,136 for consulting services paid to PRTM and $3,500 for certain web-based accounting research tools. For fiscal year 2011, all other fees include $500,000 for consulting fees paid to PRTM and $2,781 for web-based accounting research tools.

The amounts paid to PwC in fiscal year 2012 for all other fees were significantly higher than in fiscal year 2011 and prior years due to advisory fees paid to PRTM in fiscal year 2012. The Company engaged PRTM for operations advisory services in May 2011 after review of the proposed engagement by the Company’s Board of Directors. In July 2011, PRTM informed the Company that it was being acquired by PwC and on August 22, 2011 PwC completed its acquisition of PRTM. The fees shown in the table above do not include $985,462 in fees paid in fiscal year 2011 by the Company to PRTM prior to the PwC acquisition. PwC did not influence the Company’s decision to engage PRTM. The Company engaged PRTM to serve as advisors to the Company’s management team charged with improving the Company’s operational efficiency and thereby decreasing the Company’s costs of goods sold and increasing the Company’s gross margin performance and improving inventory performance. Management’s project included an assessment phase and an implementation phase, with PRTM serving in an advisory role to management for both phases. The assessment phase was completed prior to PwC’s acquisition of PRTM.

Management and the Audit Committee concluded that the advisory services from PRTM were allowable services and did not negatively impact auditor independence. In light of PwC’s acquisition of PRTM and the resulting impact to the volume of other fees to be paid by the Company to PwC, the Audit Committee considered engaging alternative consultants to replace PRTM and determined that such a replacement would not be in the best interests of the Company because it would unduly increase costs, significantly delay the implementation phase and jeopardize the potential operational benefits of the project. As a result, the Audit Committee, in consultation with and concurrence from the full Board, approved the continued engagement of PRTM in fiscal year 2012 to complete the advisory services by the end of fiscal year 2012.

As discussed in Proposal Four (Ratification of Selection of Independent Registered Public Accounting Firm), the Audit Committee has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2013. The amount of other fees paid to PwC in fiscal year 2012 was a factor considered by the Audit Committee in making a decision to appoint BDO.

In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the chairman of the Audit Committee acting under a delegation of authority from the Committee considered whether the independent auditors’ provision of such services to us was compatible with maintaining the auditors’ independence and determined that it was compatible. The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by our independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit Committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2012, the Audit Committee, or the chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provision of such services to us would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.

All of the above services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee or the chairman of the Committee acting under a delegation of authority from the Committee. The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with PricewaterhouseCoopers LLP’s maintenance of its independence as our independent auditor.

PROPOSAL NO. 2 — APPROVAL OF MATERIAL TERMS OF

THE AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

General

We are asking our stockholders to approve the material terms of the Amended and Restated 2000 Equity Incentive Plan (the “Plan”) to enable certain incentive compensation under such plan to qualify as deductible “performance-based” compensation exception to the deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the Amended and Restated 2000 Equity Incentive Plan

The Plan was approved by the stockholders at the 2006 Annual Meeting. The purpose of the Plan is to help the Company attract and retain key employees, independent directors, consultants and advisors. The Company believes that the Plan provides an incentive for these participants to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Awards available for issuance under the Plan include options, stock appreciation rights, performance shares, award shares, and restricted stock.

The Board of Directors is recommending that the stockholders approve the material terms of the performance criteria in the Plan. Stockholder approval of these terms is a condition to the grant of performance-based awards under the Plan that could qualify for the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code.

Section 162(m) places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to a “covered employee,” which for purposes of Section 162(m) means any person who as of the last day of the fiscal year is the Chief Executive Officer or one of the Company’s three other most highly compensated Executive Officers (other than the Chief Financial Officer). There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). For certain forms of compensation, one such condition is that not less frequently than every five years there be disclosure to and approval by the stockholders of the material terms of the performance criteria of the Plan under which compensation will be paid.

For purposes of Section 162(m), the material terms of the performance criteria include (i) the employees eligible to receive compensation under the Plan, (ii) a description of the business goals on which the performance criteria are based, and (iii) the maximum award that can be paid to an employee under the performance goals. Stockholder approval of this Proposal will be deemed to constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m) of the Code.

Section 162(m) Performance Criteria

Performance Criteria — The Plan provides for awards to a participant that are subject to one or more specified performance conditions, other than the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an award. The term “specified performance condition” means, in the case of performance awards other than stock options or stock appreciation rights, an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a combined basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuances of debt or equity) or refinancings. Such criteria and any targets with respect thereto determined by the Human Resources and Compensation Committee (the “Committee”) and/or the Board need not be based on an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee and/or the Board may provide in the case of any Award intended to qualify for such exception that one or more of the criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable criteria.

Eligibility — All key employees, independent directors, consultants and advisors of the Company or any affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be selected by the Committee to be participants in the Plan.

Maximum Award — The maximum aggregate number of shares of the Company’s Common Stock for which option grants may be made to any person during any fiscal year shall be 500,000 shares and the maximum aggregate number of shares of the Company’s Common Stock for which other awards may be made to any one person during any fiscal year shall be 250,000 shares.

Performance-based compensation is one important component of our compensation program and is used to attract and retain key employees, independent directors, consultants and advisors, providing an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. In order to qualify the performance-based compensation portion of our program under Section 162(m), we are seeking your approval of the material terms described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE COMPANY’S AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement under the heading “Executive Compensation” including “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices of executive compensation described in this proxy statement. The advisory vote is not a vote on the Company’s compensation practices for non-executive employees or the Company’s Board of Directors. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific short-term and long-term goals. Please see the “Compensation Discussion and Analysis” for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

Our Board of Directors is asking stockholders to provide a non-binding advisory vote that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, included in this proxy statement under the heading “Executive Compensation—Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, is approved.

The Human Resources and Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

This vote on the compensation of our Named Executive Officers is advisory, and therefore not binding on the Company, the Human Resources and Compensation Committee or our Board of Directors. Our Board of Directors and our Human Resources and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Human Resources and Compensation Committee and the Board of Directors will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE EXECUTIVE COMPENSATION CONTAINED IN THE PROXY STATEMENT IS IN THE BEST INTERESTS OF BROOKS AND OUR STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 4:

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has appointed BDO USA, LLP (BDO) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013, and stockholders are asked to ratify the selection at the Annual Meeting. Representatives of BDO will be present at the Annual Meeting and will be available to respond to appropriate questions. We do not expect the representatives to make any statements apart from responding to inquiries. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

PricewaterhouseCoopers LLP (“PWC”) served as the Company’s independent registered public accounting firm for fiscal year 2012 and reported on the Company’s consolidated financial statements for that year. Representatives of PWC will not be present at the Annual Meeting.

Change in Accountants

The Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year beginning October 1, 2012. The Audit Committee invited four national accounting firms to participate in this process, including PWC, the Company’s then-current independent registered public accounting firm. As a result of this process, effective November 20, 2012, the Audit Committee approved the engagement of BDO as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year.

Also effective November 20, 2012, the Audit Committee informed PWC that it would be dismissed as the Company’s independent registered public accounting firm no later than the date of the filing of the Company’s Form 10-K for the 2012 fiscal year.

The audit reports of PWC on our consolidated financial statements for the years ended September 30, 2012 and 2011 do not contain any adverse opinion or disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended September 30, 2011 and 2012, and subsequent interim period through November 21, 2012, the date of PWC’s audit report in respect to the financial statements for the fiscal year ended September 30, 2012, (i) the Company had no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to PWC’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation SK.

In accordance with Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to PWC and requested that PWC provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Form 8-K dated November 27, 2012.

During the fiscal years ended September 30, 2011 and 2012, and subsequent interim period through November 21, 2012, neither the Company nor anyone on its behalf has consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) management’s assessment of the effectiveness of internal control over financial reporting or the effectiveness of internal controls over financial reporting, (iv) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (v) a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers and directors are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2012, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them during our fiscal year ended September 30, 2012, with the exception of a Form 4 filed on behalf of Alfred Woollacott, III, a director, on February 16, 2012, reporting a transaction that occurred on February 13, 2012.

Standards of Conduct

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of our financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

Proposals which stockholders intend to present at our 2014 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than August 21, 2013. If a proponent fails to notify us by November 1, 2013 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2014 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.

Material Not Incorporated by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 as filed with the SEC are being made available to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824. It is also available at our website www.brooks.com.

IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Appendix A

BROOKS AUTOMATION, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

(formerly known as the 2000 Combination Stock Option Plan)

Restated as of December 29, 2008

SECTION 1.    PURPOSE

The purpose of the Brooks Automation, Inc. Amended and Restated 2000 Equity Incentive Plan (the “Plan”) is to attract and retain key employees, independent directors, consultants and advisors. The Plan provides an incentive for these Participants to assist Brooks Automation, Inc. (the “Company”) to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

SECTION 2.    DEFINITIONS

(a)   “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Committee a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

(b)  “Award” means any Option, Stock Appreciation Right, Performance or Award Share, or Restricted Stock awarded under the Plan.

(c)  “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)  “Committee” means the Compensation Committee of the Board, or such other Committee of not less than two independent members of the Board appointed by the Board to administer the Plan. If at any time the Compensation Committee consists of members, one or more of whom do not qualify as independent, non-employee or outside directors (for purposes of applicable stock exchange rules, the requirements of Rule 16b-3 promulgated under the Exchange Act, and the requirements of Section 162(m) of the Code), it shall act in respect of the Plan through a subcommittee of two or more members, all of whom so qualify, and all references herein to the Committee shall be deemed to refer to such subcommittee.

(f)  “Common Stock” or “Stock” means the Common Stock, par value $.01 per share, of the Company.

(g)  “Company” means Brooks Automation, Inc.

(h)  “Covered Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Committee), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(i)  “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

(j)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statue.

(k)  “Fair Market Value” means, (i) the closing sales price, if any, on a national securities exchange or automated quotation system on the date as of which Fair Market Value is being determined or, if none, shall be the closing sales price on the nearest trading date before that date; and (ii) if the Common Stock is then traded on an exchange or system which does not have sale price reporting, the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported for the date as of which Fair Market Value is being determined. Fair Market Value shall be determined in a manner consistent with the requirements under Section 409A of the Code.

(l)  “Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 which is intended to meet the requirements of Section 422 of the Code or any successor provision.

(m)  “Non-Qualified Stock Option” means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which does not meet the requirements of Section 422 of the Code or any successor provision. Each option granted under the Plan shall be deemed to be, by its terms, a Non-Qualified Stock Option unless it is expressly designated as an Incentive Stock Option.

(n)  “Option” means a Nonqualified Stock Option or Incentive Stock Option.

(o)  “Participant” means a person eligible pursuant to Section 3 hereof and selected by the Committee to receive an Award under the Plan.

(p)  “Performance Cycle” or “Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned.

(q)  “Performance Award” means an Award awarded to a Participant under Section 8 that is subject to one or more specified performance conditions, other than the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. The term “specified performance condition” means, in the case of Performance Awards other than Options or SARs, an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a combined basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuances of debt or equity) or refinancings. Such criteria and any targets with respect thereto determined by the Committee need not be based on an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable criteria.

(r)   “Permanent Disability” has the meaning specified in Section 22(e)(3) of the Code.

(s)  “Restricted Period” means the period of time selected by the Committee during which a share of Restricted Stock may be forfeited to the Company.

(t)   “Restricted Stock” means shares of Common Stock subject to forfeiture, awarded to a Participant under Section 9.

(u)  “Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price, awarded to a Participant under Section 7.

(v)  “Stock Unit” means an award of Common Stock and/or other rights granted as units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

SECTION 3.    ELIGIBILITY

All key employees, independent directors, consultants and advisors of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be selected by the Committee to be Participants in the Plan.

SECTION 4.    STOCK AVAILABLE FOR AWARDS

(a)  Subject to adjustment under subsection (b), Awards may be made under the Plan to acquire not in excess of 9,000,000 shares of Company Common Stock. Subject to adjustment under subsection (b), the maximum aggregate number of shares of the Company’s Common Stock for which option grants may be made to any person during any fiscal year shall be 500,000 shares and the maximum aggregate number of shares of the Company’s Common Stock for which other awards may be made to any one person during any fiscal year shall be 250,000 shares; provided, however, that up to an additional 100,000 shares of Common Stock may be granted as other awards during any fiscal year to the Chief Executive Officer of the Company as an inducement to become employed (or reemployed) by the Company. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. No Incentive Stock Option may be issued after the following dates: (x) January 6, 2010 with respect to the 1,000,000 shares of the Company’s Common Stock authorized for issuance hereunder approved by the stockholders of the Company on February 24, 2000; (y) December 13, 2011 with respect to the additional 5,000,000 shares of the Company’s Common Stock authorized for issuance hereunder approved by the stockholders of the Company on May 13, 2002, and (z) January 25, 2016 with respect to the additional 3,000,000 shares of the Company’s Common Stock authorized for issuance hereunder approved by the stockholders of the Company on March 7, 2006.

(b)  In the event that the Committee determines that any stock dividend, recapitalization, reorganization, merger, consolidation, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered by the Committee to be appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

SECTION 5.    ADMINISTRATION

(a)  The Plan shall be administered by the Committee. Except where the full Board of Directors serves as the Committee, the Committee shall serve at the pleasure of the Board, which may from time to time appoint additional members of the Committee, remove members and appoint new members in substitution for those previously appointed, and fill vacancies however caused. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. To the extent permitted by applicable law, the Committee may delegate (i) to one or more if its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the General Corporation Law of the State of Delaware; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation, provided, that with respect to any delegation described in this clause (iii), the Committee (or a properly delegated member or members of the Committee) shall have authorized the issuance of a specified number of shares of stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Committee” shall include the person or persons so delegated to the extent of such delegation.

(b)  Subject to the express provisions of this Plan and provided that all actions taken shall be consistent with the purposes of the Plan, the Committee shall have full and complete authority and the sole discretion to: (i) determine those persons eligible under Section 3; (ii) select those persons to whom Awards shall be granted under the Plan; (iii) determine the time or times when Awards shall be granted; (iv) establish the terms and conditions upon which Awards may be exercised; (v) alter any restrictions or conditions upon any Awards; and (vi) adopt rules and regulations, establish, define and/or interpret any other terms and conditions, and make all other determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of the Plan.

(c)  The Terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of Award or at any time thereafter.

(d)  In making its determinations hereunder, the Committee shall take into account the nature of the services rendered or to be rendered by the Participant, their present and potential contributions to the success of the Company, and such other factors as the Committee, in its discretion, shall deem relevant in order to accomplish the purposes of the Plan.

SECTION 6.    STOCK OPTIONS

(a)  General. Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Non-Qualified Stock Options and determine the number of shares to be covered by each Option, the option price therefore and the conditions and limitations applicable to the exercise of the Option. Any Option granted under this Plan shall be upon such terms and conditions not inconsistent with this Plan as the Committee may determine. At the time of grant of any Option, the Committee shall specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option.

(b)  Price. The price at which any shares of Stock may be purchased pursuant to the exercise of an Option shall be determined by the Committee but may not be less than the greater of (i) the minimum legal consideration required under the laws of the jurisdiction in which the Company is then organized or (ii) the Fair Market Value of the Stock on the date of grant of the Option.

(c)  Re-pricing. The Committee shall not reprice an Option once it has been granted under this Plan by reducing the exercise price of the Option or canceling an Option and regranting a new Option for a similar number of shares at a lower price, except as expressly provided in Section 11(f), (g) or (h).

(d)  Period of Option. Each Option granted under this Plan shall continue in effect for such period not exceeding seven years as the Committee shall determine.

(e)  Exercise of Options:

(i)   Options may be exercised in whole or in part at such time and in such manner as the Committee may determine.

(ii)   The purchase price of shares of Stock upon exercise of an Option shall be paid by the Option holder in full upon exercise and may be paid as the Committee may determine in its sole discretion in any combination of: (i) cash or check acceptable to the Committee and payable to the order of the Company; (ii) delivery of shares of Common Stock (valued at Fair Market Value at the date of purchase of the Common Stock subject to the Option); or (iii) such other means as the Committee may permit; provided , however, that payment of the exercise price by delivery of shares of Common Stock of the Company owned by the Option holder may be made only if such payment does not result in a charge to earnings for financial accounting purposes, as determined by the Committee.

(iii) With the consent of the Committee, payment of the exercise price may also be made by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the payment to pay the exercise price. To facilitate such arrangements, the Company may enter into agreements for coordinating procedures with one or more securities brokerage firms. The date of delivery of such exercise notices shall be deemed the date of exercise.

(iv) The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable, including making the Common Stock issued upon exercise subject to restrictions on vesting or transferability, or to risk of forfeiture, upon the happening of such events as the Committee may determine, any of which may be accelerated or waived in the Committee’s sole discretion.

(v) No shares of Common Stock shall be issued upon exercise of any Option under this Plan until full payment in the form approved by the Committee has been made and all other legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Committee.

SECTION 7.    STOCK APPRECIATION RIGHTS

(a)  Subject to the provisions of the Plan, the Committee may grant Awards under the Plan of Stock Appreciation Rights to Participants.

(b)  The base value from which appreciation is to be measured for a Stock Appreciation Right shall be an amount (payable in cash or stock) determined by the Committee, but in no event shall such amount be less than the greater of (i) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted or (ii) the minimum amount permitted by applicable laws, rules or policies of any regulatory authority or stock exchange. Each Stock Appreciation Right granted shall entitle a Participant upon exercise to an amount equal to (i) excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base value from which appreciation is to be measured, times (ii) the number of shares of Common Stock covered by the exercisable portion of the Stock Appreciation Right. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the portion of the Stock Appreciation Right that is being exercised. No fractional shares will be issued in payment for Stock Appreciation Rights. If there are fractional shares, then such fractional shares shall be rounded down to the next whole share.

(c)  The Company may impose, in its sole discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit. A Stock Appreciation Right shall expire on a date designated by the Committee that is not later than seven years after the date of grant of the Stock Appreciation Right.

SECTION 8.    PERFORMANCE AWARDS

(a)  Subject to the provisions of the Plan, the Committee may grant Awards of Performance Awards and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Awards shall be equal to the product of (A) the number of shares granted times (B) the Fair Market Value of the Common Stock on the date the

Performance Awards are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Awards have been earned.

(b)  The Committee shall establish performance goals for each Performance Cycle for the purpose of determining the extent to which Performance Awards awarded for such Performance Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Performance Cycle, the Committee may adjust the performance goals for such Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c)  As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Awards which have been earned on the basis of the Participant’s satisfaction of established performance goals. The payment values of earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the Committee’s determination. The Committee shall determine, at or after the time the Award is granted, whether payment values will be settled in whole or in part in cash or other property, including Common Stock.

SECTION 9.    RESTRICTED STOCK

(a)  Subject to the provisions of the Plan, the Committee may grant an Award of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares of Restricted Stock may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)  Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

SECTION 10.    STOCK UNITS

(a)  Subject to the provisions of the Plan, the Committee may grant Awards of Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

(b)  Shares of Common Stock awarded in connection with an Award of Stock Units shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

SECTION 11.    GENERAL PROVISIONS APPLICABLE TO AWARDS

(a)  Documentation. Each Award under the Plan shall be evidenced by a written document delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The date of Award hereunder shall be the date upon which such Award is voted by the Committee, unless such vote provides otherwise.

(b)  Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

(c)  Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property.

(d)  Additional Provisions For Awards: The following additional conditions shall apply to all Awards, as applicable:

(i)  Incentive Stock Options shall be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) with respect to the Company;

(ii)  Each Award shall, by its terms, be transferable by the Participant only by will or the laws of descent and distribution, and shall be exercisable only by such Participant during his lifetime; and

(iii)  The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder.

(e)  Termination of Employment. Except as provided herein, the Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(f)  Consolidation or Mergers. With respect to Awards granted prior to March 7, 2006, if the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder shall, as to outstanding Awards, make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition and by adjusting on an equitable basis the exercise price of such Awards to reflect such Acquisition.

(g)  Recapitalization or Reorganization. With respect to Awards granted prior to March 7, 2006, in the event of a recapitalization or reorganization of the Company (other than an Acquisition) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising rights under an Award shall be entitled to receive what he would have received if he had exercised prior to such recapitalization or reorganization.

(h)  Mergers, etc. With respect to Awards granted on or after March 7, 2006, except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(i)  Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Committee may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(ii)   Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Committee may provide for payment (a “cash-out”), with respect to some or all Awards (or portion of Awards), equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Committee in its reasonable discretion) times the number of shares of Stock subject to the Award or portion of the Award, over (B) the aggregate exercise or purchase price, if any, under the Award or portion of the Award (in the case of a Stock Appreciation Right, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Committee determines.

(iii)  Other Actions. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will cease to be exercisable after such payment or other consideration, if any, as the Committee deems equitable in the circumstances, as of the effective time of the Covered Transaction.

(iv)  Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 11(h)(i) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 11(h)(v) below), will terminate upon consummation of the Covered Transaction.

(v)  Additional Limitations. Any share of Stock delivered pursuant to Section 11(h)(ii) or Section 11(h)(iii) above with respect to an Award may, in the discretion of the Committee, contain such restrictions, if any, as the Committee deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Committee may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate to carry out the intent of the Plan.

(i)  Modification of Incentive Stock Options. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs (f) or (g) with respect to Incentive Stock Options shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such Incentive Stock Options (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such Incentive Stock Options. If the Committee determines that such adjustments made with respect to Incentive Stock Options would constitute a modification of such Incentive Stock Options, it may refrain from making such adjustments.

(j)   Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(k)  Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION 12.    MISCELLANEOUS

(a)  No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)  No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c)  Term of Plan. This Plan shall terminate on January 25, 2016, and no Award shall be granted under this Plan thereafter, but such termination shall not affect the validity of Awards granted prior to the date of termination.

(d)   Amendment of Plan. The Board or Committee, if so authorized by the Board, may amend, suspend or terminate the Plan or any portion thereof at any time.

(e)   Foreign Participants. Subject to the limitations set forth in Section 4 herein, the Committee may grant Awards to Participants who reside or are employed outside the United States on such terms and conditions as determined in the sole discretion of the Committee are necessary or advisable to achieve the purposes of the Plan or to comply with foreign laws, including the establishment of subplans under this Plan. Any subplans or other modifications to Plan terms, conditions or procedures established under this Section, shall be attached as Appendices.

(f)   Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

(g)   Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

(h)   Section 409A. Notwithstanding anything to the contrary in this Plan or any Award, these provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Plan and any Award. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from the definition of deferred compensation under Section 409A of the Code to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant’s “separation from service” (as defined for purposes of Section 409A of the Code)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporate by reference.

If a participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Committee shall administer the Plan with a view toward ensuring that Awards under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options and SARs under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Committee nor any member of the Board, nor the Company nor any of its affiliates, nor any other person acting hereunder on behalf of the Company, the Committee or the Board shall be liable to a Participant or any Designated Beneficiary by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to an Award, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

BROOKS AUTOMATION, INC. 15 ELIZABETH DRIVE CHELMSFORD, MA 01824 ATTN: CORPORATE SECRETARY

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51120-P31750 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BROOKS AUTOMATION, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a Vote FOR the following:		All	All	Except

1. Election of Directors		☐	☐	☐
Nominees:
01) A. Clinton Allen 02) Joseph R. Martin 03) John K. McGillicuddy 04) Krishna G. Palepu 05) Kirk P. Pond	06) Stephen S. Schwartz 07) Alfred Woollacott, III 08) Mark S. Wrighton 09) Ellen M. Zane

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:							For	Against	Abstain

2. To approve the material terms of our Amended and Restated 2000 Equity Incentive Plan for compliance with section 162(m) of the Internal Revenue Code of 1986, as amended.							☐	☐	☐

3. To approve, on an advisory basis, the overall compensation of Brooks’ executive officers.							☐	☐	☐

4. To ratify the selection of BDO USA, LLP as our independent registered accounting firm for the 2013 fiscal year.							☐	☐	☐

NOTE: The stockholders will also act on any other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

The 2013 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on January 30, 2013 at 10:00 a.m., local time, at the Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts 02116, for the matters stated on the reverse side.

The Board of Directors has fixed December 7, 2012 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage-paid envelope is enclosed for that purpose) as promptly as possible.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors

Jason W. Joseph

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

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M51121-P31750

BROOKS AUTOMATION, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 30, 2013

Stephen S. Schwartz and Martin S. Headley, or either of them, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on January 30, 2013 or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS BOARD OF DIRECTORS.

YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING THE SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

Continued and to be signed on reverse side